UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☑ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to Section 240.14a-12

LANCASTER COLONY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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380 Polaris Parkway, Suite 400

Westerville, Ohio 43082

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 13, 2019

The Annual Meeting of Shareholders (the “Annual Meeting”) of Lancaster Colony Corporation (the “Corporation”) will be held at 1:00 p.m., Eastern Standard Time, on November 13, 2019, in the Lilac Meeting Room at the Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219.

The meeting will be held for the following purposes:

1.	To elect four directors, each for a term that expires in 2022;

2.	To approve, by non-binding vote, the compensation of the Corporation’s named executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2020; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

By action of the Board of Directors, only persons who are holders of record of shares of the Corporation at the close of business on September 16, 2019 will be entitled to notice of and to vote at the Annual Meeting.

If you do not expect to attend the Annual Meeting, please sign, date and return the enclosed proxy card, which is being solicited by the Corporation’s Board of Directors. A self-addressed envelope, which requires no postage, is enclosed for your convenience in returning the proxy. Its prompt return would be appreciated. Alternatively, internet voting is available, as described in the proxy voting instructions on your proxy card. The giving of the proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting. If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

John B. Gerlach, Jr.
Executive Chairman of the Board

October 9, 2019

LANCASTER COLONY CORPORATION

380 Polaris Parkway, Suite 400

Westerville, Ohio 43082

PROXY STATEMENT

General Information

This Proxy Statement is furnished to the shareholders of Lancaster Colony Corporation (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation (the “Board”) of proxies to be used in voting at the Annual Meeting of Shareholders to be held November 13, 2019, in the Lilac Meeting Room at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219, at 1:00 p.m., Eastern Standard Time (the “Annual Meeting”). The enclosed proxy card, if completed and forwarded to the Corporation prior to the Annual Meeting, will be voted in accordance with the instructions contained therein. The proposals referred to on the enclosed proxy card are described in this Proxy Statement. This Proxy Statement and enclosed proxy card are first being mailed to shareholders on or about October 9, 2019.

A proxy may be revoked by the person giving it any time before it is exercised. Such revocation, to be effective, must be communicated to the Secretary or Assistant Secretary of the Corporation prior to the Annual Meeting. The presence of a shareholder at the Annual Meeting will not revoke his or her proxy unless specific notice thereof is given to the Secretary or Assistant Secretary of the Corporation.

The Corporation will bear the cost of solicitation of proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of the Corporation’s shares. Proxies may be solicited by personal interview, mail, telephone and electronic communications through the efforts of officers and regular employees of the Corporation.

The Board has fixed the close of business on September 16, 2019 as the record date for the determination of shareholders entitled to receive notice and to vote at the Annual Meeting or any adjournments or postponements thereof. At September 16, 2019, the Corporation had outstanding and entitled to vote 27,492,982 shares of Common Stock, without par value (“Common Stock”), with each share of Common Stock entitling its holder to one vote. The Corporation has no other class of stock outstanding.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies reflecting abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for those shares but fail to vote those shares on some matters.

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

Voting Requirements

The following are the voting requirements for the items of business listed on the Notice of Annual Meeting of Shareholders that are expected to be conducted at the Annual Meeting, along with an explanation of how broker non-votes and abstentions will be treated for purposes of each proposal:

1.

Proposal One: The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold” will not be counted toward the election of directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect on the outcome of this proposal. However, as set forth under “Corporate Governance – Majority Voting Policy in Uncontested Elections,” each director has agreed that if he or she receives more “Withheld” votes than “For” votes in an uncontested election such as this one, the director will tender his or her resignation for consideration by the Nominating and Governance Committee and the Board.

2.

Proposal Two: The non-binding approval of the compensation of our named executive officers requires the favorable vote of a majority of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

3.

Proposal Three: The ratification of the Corporation’s independent registered public accounting firm for the year ending June 30, 2020 also requires the favorable vote of a majority of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

PROPOSAL ONE

NOMINATION AND ELECTION OF DIRECTORS

The Board currently consists of ten members and is divided into two classes of three members and one class of four members. The members of the three classes are elected to serve for staggered terms of three years.

Except for Barbara L. Brasier, each of the nominees is a director standing for re-election. Mr. Zuheir Sofia has reached mandatory retirement age and is not standing for re-election. Ms. Brasier has been nominated by the Board to fill the vacancy that would otherwise be created by Mr. Sofia’s retirement. Ms. Brasier was selected by the Nominating and Governance Committee and nominated by the Board after an extensive search for a qualified candidate. The Nominating and Governance Committee fielded potential candidates from a variety of sources, including those suggested by other Board members and engaged an independent third-party search firm to assist in identifying qualified candidates. Ms. Brasier was first identified and recommended by the independent third-party search firm. Ms. Brasier was selected as a nominee based upon her business leadership background, relevant food industry knowledge and experience, cultural fit with the Board and her ability and willingness to serve as a director of the Corporation.

Each nominee has consented to stand for election for a term expiring at the Corporation’s 2022 Annual Meeting of Shareholders. In the event that any of the nominees becomes unavailable to serve as a director before the Annual Meeting, the Board will designate a new nominee and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below by executing and returning the enclosed proxy card.

Nominees for Term to Expire in 2022

Name	Position with the Corporation	Age	Director Since
Barbara L. Brasier	Nominee	61	—

David A. Ciesinski	Director, Chief Executive Officer and President of the Corporation	53	2017

Kenneth L. Cooke	Director of the Corporation	70	2010

Alan F. Harris	Director of the Corporation	65	2008

 Continuing Directors – Term to Expire in 2020

Name	Position with the Corporation	Age	Director Since
Robert L. Fox	Director of the Corporation	70	1991

John B. Gerlach, Jr.	Director and Executive Chairman of the Board	65	1985

Robert P. Ostryniec	Director of the Corporation	58	2014

 Continuing Directors – Term to Expire in 2021

Name	Position with the Corporation	Age	Director Since
Neeli Bendapudi	Director of the Corporation	56	2005

William H. Carter	Director of the Corporation	66	2015

Michael H. Keown	Director of the Corporation	57	2018

 Retiring Director – Term to Expire in 2019

Name	Position with the Corporation	Age	Director Since
Zuheir Sofia	Director of the Corporation	75	1998

The following information is provided for each continuing director and each person nominated for election as a director and includes their principal occupations during the past five years; their specific experiences, qualifications, attributes or skills that qualify them to serve as directors; and certain other information.

Barbara L. Brasier retired in April 2018 as Chief Financial Officer and Senior Vice President of Herc Rentals Inc., an equipment rental company, after leading its spinoff from Hertz Global Holdings, Inc. beginning in 2015. She served as Senior Vice President, Tax and Treasury for Mondelez International (successor to Kraft Foods, Inc.) from 2012 to 2015 and as a Senior Vice President of Kraft Foods Inc. in several finance roles from 2009 to 2012. In addition, she served as Vice President and Treasurer of Ingersoll Rand, a diversified industrial company, from 2004 to 2008. Prior to that, Ms. Brasier held various leadership roles at Mead Corporation, a packaging and forest product company, including service as a divisional President. She currently serves on the Audit Committee of the Board of Directors of both Molina Healthcare Inc. and John Bean Technologies Corporation. Ms. Brasier’s executive leadership of a diverse portfolio of international public companies over a 38-year career and her current service as a director of two public companies would provide the Board with valuable insight and expertise in numerous areas, including strategic planning, change management, mergers and acquisitions, accounting, tax and audit.

David A. Ciesinski currently serves as President and Chief Executive Officer of the Corporation. He has served as President of the Corporation since April 2016 and as Chief Executive Officer since July 2017. Mr. Ciesinski previously served as President of the Meal Solutions Division at Kraft Foods Group, Inc. and as its Executive Vice President and President of Meals & Desserts from 2014 to 2015, in which capacity he was responsible for leading Kraft’s grocery business. Between 2013 and 2014, Mr. Ciesinski served as Chief Commercial Officer and Executive Vice President of Forever, Inc., a cloud-based storage company, in which capacity he was responsible for leading the sales, marketing, business development and operations functions. From 2012 to 2013, Mr. Ciesinski served as the Vice President of Global Business Development at H.J. Heinz Company, in which capacity he was responsible for leading the corporate business development activities of H.J. Heinz Company. Between 2011 and 2012, Mr. Ciesinski served as Group Vice President and Chief Marketing Officer of the U.S. Retail Division at H.J. Heinz Company, in which capacity he was responsible for leading Heinz’s marketing and demand generation functions of their U.S. consumer products business. Between 2003 and 2011, Mr. Ciesinski served in various other leadership roles at H.J. Heinz Company, including those in marketing and strategic planning functions. Prior to joining H.J. Heinz Company, Mr. Ciesinski was a consultant with Ernst & Young LLP. As a veteran of the packaged foods industry with a broad base of executive leadership positions, Mr. Ciesinski’s past experience provides a strong background to draw from in his role as the Corporation’s President and Chief Executive Officer.

Kenneth L. Cooke has formerly served in a variety of executive roles, including as President and Chief Operating Officer of Intermedix Corporation, which is now a wholly owned subsidiary of R1 RCM, Inc. Intermedix is a leading provider of technology-enabled solutions for the healthcare industry. Mr. Cooke served as President of Intermedix from February 2015 until its sale to R1 RCM, Inc. in May 2018. He also served as Executive Vice President and Chief Operating Officer from March 2008 to February 2015, and as a member of the Board of Directors from March 2008 to May 2018. He served as Global Chief Information Officer of PricewaterhouseCoopers LLP (“PwC”), a registered independent public accounting firm, from July 2001 to March 2008; and Partner from July 1986 to March 2008. Mr. Cooke has over 30 years of experience in public accounting. At PwC, Mr. Cooke served in a variety of senior US and Global leadership positions specializing in tax, audit and other accounting and consulting services. Mr. Cooke also has significant experience in information technology and business process optimization, as well as mergers and acquisitions, and has worked with other food businesses. His prior positions provide additional experience as an operations officer and director. The breadth and depth of Mr. Cooke’s experience enables Mr. Cooke to provide significant contributions to the Board.

Alan F. Harris has been retired from full-time employment since 2007. He served as Executive Vice President and Chief Marketing and Customer Officer of Kellogg Company, a food products company, from 2003 to 2007; and Executive Vice President and President, Kellogg Company International Division from 2000 to 2003. With over 23 years of experience at Kellogg in a variety of positions, Mr. Harris possesses extensive domestic and international experience in the retail food industry, as well as considerable consumer marketing expertise. In addition, Mr. Harris embodies many other desirable qualities that contribute to the leadership of the Corporation, including strong general management breadth and experience and significant strategic acumen. Mr. Harris has made significant contributions to the Board in key areas of oversight, including strategic planning, risk assessment and product development.

Robert L. Fox currently serves as an Account Executive at Sweney Cartwright & Co., a stock brokerage firm, and has held that position since November 2014. He previously served as a Financial Adviser for Wells Fargo Advisors, a stock brokerage firm, from July 2008 to November 2014. He also served as Financial Adviser for A.G. Edwards & Sons, Inc., a stock brokerage firm, from 2005 to July 2008, and Financial Adviser for Advest, Inc., a stock brokerage firm, from 1978 to 2005. Mr. Fox has over 30 years of experience in the securities industry analyzing and evaluating the financial, operational and managerial capabilities of public companies. This experience enables Mr. Fox to better view the Corporation from a shareholder’s perspective and contribute that perspective to the Board. As a member of the Board for over 20 years, Mr. Fox demonstrates an extensive knowledge of our business, our history and the markets we serve. Mr. Fox’s significant ownership interest in the Corporation assures that his interests are directly aligned with those of our shareholders.

John B. Gerlach, Jr. currently serves as Executive Chairman of the Board of the Corporation and has held that position since July 2017. He served as Chief Executive Officer of the Corporation from 1997 until June 2017. Mr. Gerlach brings significant leadership and operational management experience to the Board. Mr. Gerlach has demonstrated strong executive leadership skills through over 30 years of executive officer service with the Corporation, including over 20 years as CEO. Mr. Gerlach is the Corporation’s longest-serving director. This experience, combined with his prior service on the board of Huntington Bancshares Incorporated and numerous nonprofit organizations, provides Mr. Gerlach with vast board level leadership capabilities. Perhaps most importantly, Mr. Gerlach’s significant ownership interest in the Corporation ensures that top leadership is directly aligned with the interests of our shareholders.

Robert P. Ostryniec retired from full-time employment in March 2017. He served as Chief Product Supply Officer for Keurig Green Mountain, Inc. from 2013 until March 2017. He also served as Senior Vice President for H.J. Heinz Company from 2010 to 2013; and Global Supply Chain Officer of H.J. Heinz Company from 2003 to 2013. Mr. Ostryniec has 34 years of experience as an executive in manufacturing, purchasing, supply chain and logistics roles for publicly traded, consumer-focused companies including General Electric Company, Stanley Black & Decker, Inc., H.J. Heinz Company and Keurig Green Mountain, Inc. Mr. Ostryniec’s significant management experience, particularly in manufacturing, purchasing, supply chain and logistics, enables him to provide valuable perspective and insight to the Board.

Neeli Bendapudi, Ph.D. currently serves as President of the University of Louisville and has held that position since May 2018. The University of Louisville is a Carnegie R-1 institution that enrolls 22,471 students and has a budget of $1.23 billion. In addition, the University’s health care enterprise has an annual budget of $780 million and is expected to increase to $1.6 billion later this year after the acquisition of a local hospital system. She previously served as Provost and Executive Vice Chancellor of the University of Kansas from July 2016 to May 2018. She also served as Dean of the School of Business of the University of Kansas from July 2011 to July 2016. She served as Professor/Associate Professor of Marketing at The Ohio State University from 1996 to 2007 and from October 2008 to July 2011, and Executive Vice President and Chief Customer Officer of Huntington National Bank from April 2007 until October 2008. Dr. Bendapudi’s extensive knowledge of marketing, brand strategies and consumer behavior provides considerable benefit in the Board’s oversight of our retail marketing strategies. As an educator, Dr. Bendapudi adds to the diversity of experience the Corporation values in its leadership.

William H. Carter has been retired from full-time employment since December 2015. He served as Executive Vice President and Chief Financial Officer of Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), an international specialty chemicals and materials company, from April 1995 to December 2015. In addition, he served as a director of Hexion Inc. from November 2001 to December 2015. Mr. Carter also served as Executive Vice President and Chief Financial Officer and a director of Momentive Performance Holdings LLC and its wholly-owned subsidiary Momentive Performance Materials Inc. from October 2010 until October 2014. Momentive Performance Materials Inc. voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from the Chapter 11 reorganization in October 2014. Prior to joining Hexion Inc., Mr. Carter was a partner with PwC, which he joined in 1975. He is a director of M/I Homes, Inc. and chair of its audit committee, providing additional experience overseeing the issues that face public companies. He also serves as a director of New VAC Intermediate Holdings B.V. and serves on the audit committee. He currently serves on the board of trustees of the James Cancer Foundation Board. Mr. Carter’s extensive finance and accounting experience provides the Board with valuable expertise in numerous financial areas, including accounting, tax, treasury, capital markets and strategic planning.

Michael H. Keown currently serves as Chief Executive Officer of Honey Stinger, a sports nutrition brand which provides natural and organic energy to endurance athletes and consumers who want to optimize their athletic performance. He has served in this capacity since August 2019. Prior to that, he served as President, Chief Executive Officer and Director of Farmer Brothers, a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products, from March 2012 through May 2019. Prior to joining Farmer Brothers, Mr. Keown served in various executive capacities at Dean Foods Company, a food and beverage company, from 2003 to March 2012. He was at WhiteWave Foods Company, a subsidiary of Dean Foods, from 2004 to March 2012, including as President, Indulgent Brands from 2006 to March 2012. He was also responsible for WhiteWave’s alternative channel business comprised largely of foodservice. Mr. Keown served as President of the Dean Branded Products Group of Dean Foods from 2003 to 2004. Mr. Keown joined Dean Foods from The Coca-Cola Company, where he served as Vice President and General Manager of the Shelf Stable Division of The Minute Maid Company. Mr. Keown has over 25 years of experience in the Consumer Goods business, having held various positions with E&J Gallo Winery and The Procter & Gamble Company. He has served on the Board of Directors of Welch Foods Inc., a wholly owned subsidiary of the National Grape Cooperative Association, Inc., since June 2015, and currently serves on Welch’s Audit and Compensation Committees. In October 2016, Mr. Keown was also appointed Vice Chairman of the Board of Directors of World Coffee Research, a collaborative, not-for-profit 501(c)(5) research organization created by the global coffee industry. The Board believes Mr. Keown’s significant management experience in the food industry provides valuable perspective to the Board.

CORPORATE GOVERNANCE

The Board has a standing Audit, Compensation, Nominating and Governance, and Executive Committee. In addition, the Board has adopted a Corporate Governance Program that includes Corporate Governance Principles, a Code of Business Ethics, Standards of Conduct and an Insider Trading Policy. Each of these documents and the charters of the Board Committees are posted on the Corporation’s web site at http://www.lancastercolony.com/investors/corporate-governance/governance-documents/default.aspx.

Director Independence — The Board and the Nominating and Governance Committee have reviewed and evaluated transactions and relationships with Board members and Board nominees to determine the independence of each of the members or nominees. The Board does not believe that any of its nonemployee members or nominees have relationships with the Corporation that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The Board and the Nominating and Governance Committee have determined that a majority of the Board’s members are “independent directors,” as that term is defined in the applicable Nasdaq Global Select Market (“Nasdaq”) listing standards. The Board has identified and determined that Dr. Bendapudi and Messrs. Bachmann (retired), Carter, Cooke, Fox, Harris, Keown, Ostryniec and Sofia are independent directors, and that Ms. Brasier, if elected, will be an independent director.

Board Attendance — Each member of the Board is expected to make a reasonable effort to attend all meetings of the Board, all applicable committee meetings and each annual meeting of shareholders. All members of the Board attended the 2018 Annual Meeting and each of the current members of the Board is expected to attend the 2019 Annual Meeting. The Board held a total of five meetings during fiscal 2019. Each director attended at least 75% of the aggregate meetings of the Board and the committees on which he or she served in fiscal 2019.

Board Leadership Structure — Mr. John B. Gerlach, Jr. currently serves as the Executive Chairman of the Board. Mr. David A. Ciesinski currently serves as the Corporation’s Chief Executive Officer (“CEO”). The Board believes that the Corporation and its shareholders are best served by retaining the Board’s flexibility to allocate the responsibilities of Executive Chairman of the Board and CEO in any way that is in the best interests of the Corporation at any future point in time.

The Corporation’s Corporate Governance Principles require the Corporation to have a Lead Independent Director at any time during which the positions of Chairman of the Board and CEO are held by the same person. Mr. Alan F. Harris is our Lead Independent Director and has served in that capacity since November 14, 2018. Under the Corporate Governance Principles, the Lead Independent Director:

•	works closely with the Chairman to approve the information presented to the Board and set and approve meeting agendas and meeting schedules;

•	chairs meetings of the Board in the absence of the Chairman;

•	oversees meetings of the independent directors, including executive sessions of the nonemployee directors;

•	serves as the principal liaison between the independent directors and the Chairman;

•	takes a leading role in the Board evaluation process; and

•	has the authority to call meetings of the independent directors from time to time.

Mr. Gerlach, in his capacity as Executive Chairman, serves as a bridge between the Board and management and provides critical leadership for carrying out the Corporation’s strategic initiatives and confronting its challenges. In short, the Board believes that an Executive Chairman who is a member of the management team and a significant shareholder is well situated to assess the Corporation’s strategy and business plans to maximize shareholder value. The Board believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee system and the position of Lead Independent Director.

Board Role in Risk Oversight — The Board, together with the Audit Committee and the Compensation Committee, are primarily responsible for overseeing the Corporation’s risk management. Management of the Corporation has formed an Enterprise Risk Management Committee (“ERM Committee”) consisting of the CEO, CFO, Chief Supply Chain Officer, Director of Internal Audit, General Counsel and Manager of Corporate Insurance. The primary responsibility of the ERM Committee is to promote the development of sound policies, procedures and practices for managing the Corporation’s material risks and to report the results of the ERM Committee’s activities to the Audit Committee. The ERM Committee provides the Audit Committee with reports on a periodic basis and the full Board is provided an overview of key risks from various members of senior management. In addition, the Compensation Committee oversees risk requiring its expertise, such as those related to incentive compensation programs and policies.

Although the Board and its committees oversee risk management for the Corporation, management is responsible for the day-to-day management and mitigation of the Corporation’s risks. We believe this division of responsibility reflects the appropriate roles of the Board and management in assessing and managing risks and has no effect on the Board’s leadership structure.

Director Qualifications — The Nominating and Governance Committee will look for candidates who possess qualifications that meet our strategic needs; possess the highest personal and professional ethics, integrity and values; have an understanding of our business; have diverse experiences in key business, financial and other challenges that are faced by publicly held corporations with a consumer focus; and represent the long-term interest of our shareholders. In particular, the Nominating and Governance Committee will look for candidates with special and diverse experience in areas such as management of public companies or other large organizations; consumer packaged goods, particularly retail food companies; investment banking or the banking industry; accounting and finance; technology; supply chain; and retail/mass marketing experience. We expect our directors to represent all shareholders rather than special interest groups or any group of shareholders.

Corporate Governance Principles — The Board, on the recommendation of the Nominating and Governance Committee, adopted a set of Corporate Governance Principles in 2005. These Corporate Governance Principles were amended in 2007, 2012, 2016 and 2017. The Corporate Governance Principles relate to the role, composition, structure and functions of the Board and the Corporation. The Nominating and Governance Committee is responsible for periodically reviewing these Corporate Governance Principles and recommending any changes to the Board.

Majority Voting Policy in Uncontested Elections — The Board, on the recommendation of the Nominating and Governance Committee, adopted a policy in 2016 stating that in an uncontested election of directors (i.e. an election where the number of nominees does not exceed the number of directors to be elected), a nominee who receives more “Withheld” votes than “For” votes in such election is expected to promptly tender his or her resignation as a director. The Nominating and Governance Committee shall consider each tendered director resignation and recommend to the Board whether to accept or reject it. After considering the recommendation of the Nominating and Governance Committee and any other information the Board deems appropriate, and within 90 days following the certification of the election results, the Board will act to accept or reject each tendered director resignation and promptly disclose its decision.

If a director’s resignation is rejected, the Board will disclose the reasons for its decision and the director will continue to serve the remainder of his or her term until his or her successor is duly elected or until his or her earlier death, resignation or removal. If a director’s resignation is accepted, the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, in each case to the extent permitted by the Corporation’s Amended and Restated Code of Regulations.

Any director who tenders a resignation under this policy may not participate in the Nominating and Governance Committee recommendation or the action of the Board regarding whether to accept or reject such tender of resignation.

Code of Business Ethics and Standards of Conduct — The Corporation has adopted a Code of Business Ethics and Standards of Conduct that inform the Corporation’s directors and employees of their legal and ethical obligations to the Corporation and set a high standard of business conduct. The Code of Business Ethics and Standards of Conduct apply to all employees and, where applicable, to directors of the Corporation. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, any provision (including the standards listed under Item 406(b) of Regulation S-K) of the Code of Business Ethics that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on the Corporation’s website at http://www.lancastercolony.com/investors/corporate-governance/default.aspx.

Shareholder Communication with the Board — Any of the directors may be contacted by writing to them at: Board of Directors, c/o Corporate Secretary’s Office, Lancaster Colony Corporation, 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082. The directors have requested that the Secretary of the Corporation act as their agent in processing any communication received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the Board of Directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chairperson of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibility and will be forwarded to the appropriate officer at the Corporation. Solicitations, advertising materials and frivolous or inappropriate communications will not be forwarded.

BOARD COMMITTEES AND MEETINGS

Audit Committee — The Board has established an audit committee (the “Audit Committee”) that currently consists of Messrs. Carter, Cooke, Harris and Ostryniec. Mr. Bachmann served on the Audit Committee until his retirement in November 2018. Mr. Cooke currently serves as Chairperson of the Audit Committee. The Board has determined that each member of the Audit Committee meets Nasdaq independence requirements and that Messrs. Carter and Cooke are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K. Mr. Bachmann was an “audit committee financial expert” during his term on the Audit Committee. With respect to its assessment of whether Messrs. Bachmann, Carter and Cooke are “audit committee financial experts,” the Board considered, among other things, their business experience and background. The Audit Committee operates pursuant to a charter that was approved by the Board in 2004 and amended in 2007 and 2010. The duties of the Audit Committee include the responsibility of reviewing financial information (both external and internal) about the Corporation and its subsidiaries so as to assure (i) that the overall audit coverage of the Corporation and its subsidiaries is satisfactory and appropriate to protect the shareholders from undue risks and (ii) that an adequate system of internal financial control has been designed and implemented throughout the Corporation and is being effectively maintained. Additionally, the Audit Committee has sole authority and direct responsibility with respect to the appointment, compensation, retention and oversight of the Corporation’s independent registered public accounting firm, or independent auditor. Also, as part of its duties, the Audit Committee has adopted procedures for receiving and acting on complaints received by the Corporation regarding accounting, internal controls and auditing issues. Such complaints should be sent to the attention of the Corporate Secretary’s Office, Lancaster Colony Corporation, 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082. The Audit Committee annually reviews the Audit Committee charter and annually evaluates the Audit Committee’s performance. The Audit Committee held four meetings during fiscal 2019.

Compensation Committee — The Board has established a compensation committee (the “Compensation Committee”) that currently consists of Dr. Bendapudi and Messrs. Carter, Cooke, Fox and Sofia. Mr. Sofia currently serves as Chairperson of the Compensation Committee. It has been determined by the Board that each member of the Compensation Committee meets Nasdaq independence requirements. The Compensation Committee operates pursuant to a charter that was approved by the Board in 2004 and amended in 2008, 2010, 2013 and 2016. The duties of the Compensation Committee include: annually determining the compensation of the Chief Executive Officer and other key executives and reviewing and approving goals and objectives relevant to their activities; reviewing and approving the Chief Executive Officer’s recommendations as to the compensation to be paid other executive officers of the Corporation; reviewing and approving offers to potential executive officers to join the Corporation; reviewing and approving perquisite policies; reviewing and approving employment agreements, severance or retention plans or agreements and severance or termination payments; retaining and overseeing compensation consultants and other advisors; overseeing regulatory compliance regarding compensation matters; establishing and evaluating performance goals and the level of achievement of such goals; reviewing and offering advice regarding direct compensation, equity-based compensation and retirement pay programs; administering equity-based compensation plans and approving equity awards; reporting activities to the Board; reviewing and discussing the Compensation Discussion and Analysis with the Corporation’s management; determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and Proxy Statement; preparing a Compensation Committee Report for inclusion in the Corporation’s Annual Report on Form 10-K and Proxy Statement; periodically reviewing director compensation in relation to other comparable companies and in light of other facts the Compensation Committee finds appropriate; annually reviewing the Compensation Committee charter; and annually evaluating the Compensation Committee’s performance. The charter does not provide the Compensation Committee with any delegation authority regarding its duties, except for the ability to delegate authority to approve equity awards to a subcommittee of the Compensation Committee. See the discussion below under “Compensation Discussion and Analysis” and “Compensation of Directors” for more information about the Compensation Committee’s processes and procedures. The Compensation Committee held four meetings during fiscal 2019.

Nominating and Governance Committee — The Board has established a nominating and governance committee (the “Nominating and Governance Committee”) that currently consists of Dr. Bendapudi and Messrs. Fox, Harris and Sofia. Mr. Fox serves as Chairperson of the Nominating and Governance Committee. It has been determined by the Board that each member of the Nominating and Governance Committee meets Nasdaq independence requirements. The Nominating and Governance Committee operates pursuant to a charter that was approved by the Board in 2004 and amended in 2005, 2010 and 2012. The duties of the Nominating and Governance Committee include identification and nominations to the Board of candidates for election as directors of the Corporation and the development and review of a set of Corporate Governance Principles. As part of its assigned duties, the Nominating and Governance Committee has reviewed the Corporate Governance Principles and found them to be acceptable in scope and application and has so reported to the Board. The Nominating and Governance Committee held five meetings during fiscal 2019.

The Nominating and Governance Committee uses different sources to identify Board candidates, including the Corporation’s executive officers, current members of the Board and independent third-party search firms. The Nominating and Governance Committee also considers the nomination of director candidates recommended by shareholders in conformance with the tests and standards outlined in the Nominating and Governance Committee’s charter and the Corporation’s Amended and Restated Code of Regulations. The Nominating and Governance Committee uses the same manner and process for evaluating every candidate for Board membership, regardless of the original source of the candidate’s nomination. The Nominating and Governance Committee generally considers the subject of diversity as described above under “Corporate Governance – Director Qualifications.” Recommendations to the Nominating and Governance Committee from shareholders regarding candidates must be delivered to the Corporation’s Corporate Secretary no later than June 30 of the year in which such shareholder proposes that the recommended candidate stand for election. Section 2.03 of the Corporation’s Amended and Restated Code of Regulations authorizes director nominations to be made by shareholders if the conditions specified therein are met, including the giving of advance notice and the furnishing of certain personal background information and a written statement from the proposed candidate agreeing to be identified in the Proxy Statement as a nominee and, if elected, to serve as a director. The Nominating and Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but it evaluates the entirety of each candidate’s credentials. The Nominating and Governance Committee believes, however, that the Corporation will be best served if its directors bring to the Board a variety of experience and backgrounds and, among other things, demonstrate integrity, executive leadership and financial, marketing, technology, supply chain or business knowledge and experience.

Executive Committee — The Board has established an executive committee (the “Executive Committee”) that currently consists of Messrs. Gerlach, Fox and Harris. Mr. Bachmann served on the Executive Committee until his retirement in November 2018. No particular director serves as Chairperson of the Executive Committee. The Executive Committee operates pursuant to resolutions that were adopted by the Board in February 2008. The Executive Committee exercises the power and authority of the Board in managing the business and affairs of the Corporation (other than any power or authority specifically precluded by applicable law, the Corporation’s Articles of Incorporation or Amended and Restated Code of Regulations, or by limiting resolutions of the Board), but the Executive Committee acts only in the intervals between meetings of the Board. Furthermore, all acts of the Executive Committee must be reported at the next Board meeting. The Executive Committee met two times during fiscal 2019.

DELINQUENT SECTION 16(a) REPORTS

To the Corporation’s knowledge, based solely on its review of copies of forms filed with the Securities and Exchange Commission (“SEC”), all filing requirements applicable to the officers, directors and beneficial owners of more than 10% of the outstanding Common Stock under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during the fiscal year ended June 30, 2019, except that there was one untimely report on Form 4 for Douglas A. Fell, former Vice President, Assistant Secretary and Chief Financial Officer of the Corporation, which was filed on November 21, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders have beneficial ownership, directly or indirectly, of more than five percent of the outstanding Common Stock as of September 16, 2019:

Name and Address of Beneficial Owner	Nature of Beneficial Ownership	Amount of Beneficial Ownership	Percent of Class(1)

John B. Gerlach, Jr.(2)	Direct and indirect	8,200,712	29.8%

c/o Lancaster Colony Corporation 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082

Dareth A. Gerlach(3)	Direct and indirect	5,921,488	21.5%

c/o Lancaster Colony Corporation 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082

John B. Gerlach Trust A-1(2)	Direct	5,737,602	20.9%

c/o Lancaster Colony Corporation 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082

BlackRock, Inc.(4)	Direct and indirect	2,230,656	8.1%

55 East 52nd Street New York, NY 10055

The Vanguard Group(5)	Direct and indirect	2,098,124	7.6%

100 Vanguard Blvd. Malvern, PA 19355

(1)

Aside from Mr. Gerlach, percentages are based upon 27,492,982 shares outstanding as of September 16, 2019. The percentage for Mr. Gerlach is based on 27,512,502 shares, which includes 19,520 shares available from vested stock appreciation rights, assuming exercise on September 16, 2019.

(2)

Mr. Gerlach beneficially owns 8,200,712 shares in the aggregate. This includes: (i) 243,397 shares held by Mr. Gerlach’s spouse either directly or as trustee for which Mr. Gerlach’s spouse has the sole power to vote and dispose of these shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (ii) 5,737,602 shares held by the John B. Gerlach Trust A-1, of which Mr. Gerlach is trustee with no power to vote or dispose of the shares, and of which Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (iii) 137,430 shares held by the John B. Gerlach Taxable Trust U/A dtd. 2/23/74, as amended, of which Mr. Gerlach is trustee with no power to vote or dispose of the shares, and of which Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (iv) 372,000 shares held by Mr. Gerlach as trustee or custodian for which he has the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (v) 360,500 shares held by a family limited partnership and general partnership, of which Mr. Gerlach is a shareholder and an officer of each. Mr. Gerlach has shared power to vote and dispose of all of these shares and disclaims beneficial ownership of 351,461 of these shares; (vi) 280,326 shares held by the Gerlach Foundation Inc., a private charitable foundation for which Mr. Gerlach shares the power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (vii) 132,160 shares held by Lancaster Lens Inc., a private charitable foundation for which Mr. Gerlach shares the power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; and (viii) 620,122 shares held by Lehrs, Inc., a for profit corporation that is owned by the Fox Foundation, Inc., Gerlach Foundation, Inc. and The FG Foundation. Messrs. Gerlach and Fox serve as trustees of The FG Foundation, which is a supporting foundation of a public charitable foundation. Messrs. Gerlach and Fox each have shared power to vote and dispose of the shares held by Lehrs, Inc., and each disclaims beneficial ownership of all of those shares.

(3)

Includes 5,737,602 shares held by the John B. Gerlach Trust A-1 and 137,430 shares held by the John B. Gerlach Taxable Trust U/A. Mr. Gerlach is trustee of these trusts with no power to vote or dispose of the shares, and Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. These shares are also included in the total number of shares held by Mr. Gerlach in the above table. Mr. Gerlach disclaims beneficial ownership of these shares, all of which are also reported in footnote 2.

(4)

BlackRock, Inc. filed a Schedule 13G/A with the SEC on February 6, 2019 indicating that, as of December 31, 2018, BlackRock, Inc. has sole voting power with respect to 2,184,607 shares and sole dispositive power with respect to 2,230,656 shares.

(5)

The Vanguard Group filed a Schedule 13G/A with the SEC on February 12, 2019 indicating that, as of December 31, 2018, The Vanguard Group has sole voting power with respect to 34,363 shares, sole dispositive power with respect to 2,063,259 shares, shared voting power with respect to 3,156 shares and shared dispositive power with respect to 34,865 shares.

The following information indicates the beneficial ownership of outstanding Common Stock as of September 16, 2019 by all executive officers and directors of the Corporation as a group, each individual director, each individual director nominee, and each named executive officer in the 2019 Summary Compensation Table:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

Neeli Bendapudi	8,394 shares		*

Barbara L. Brasier	0 shares		*

William H. Carter	2,694 shares		*

David A. Ciesinski	31,146 shares	(2)	*

Kenneth L. Cooke	10,064 shares		*

Douglas A. Fell	16,468 shares	(2)	*

Robert L. Fox	1,063,455 shares	(3)	3.9%

John B. Gerlach, Jr.	8,200,712 shares	(2)(4)	29.8%

Alan F. Harris	17,539 shares	(5)	*

Michael H. Keown	527 shares		*

David S. Nagle	2,788 shares	(2)	*

Robert P. Ostryniec	4,054 shares		*

Thomas K. Pigott	913 shares		*

Zuheir Sofia	11,609 shares		*

Carl R. Stealey	874 shares		*

All executive officers and directors as a group (14 persons)	8,734,874 shares	(6)(7)(8)(9)	31.7%

* Less than 1%

(1)

Aside from Messrs. Ciesinski, Fell, Gerlach and Nagle, individual percentages are based upon 27,492,982 shares outstanding as of September 16, 2019. Percentages for Messrs. Ciesinski, Fell, Gerlach and Nagle are based on 27,509,816 shares; 27,495,506 shares; 27,512,502 shares; and 27,493,864 shares, respectively, which include the individual amounts noted in (2) below. Percentages for the group are based on 27,530,218 shares, which includes the total amount noted in (2) below, except for Mr. Fell, who ceased to be an executive officer of the Corporation effective March 31, 2019.

(2)

Includes 16,834 shares; 2,524 shares; 19,520 shares; and 882 shares available from vested stock appreciation rights for Messrs. Ciesinski, Fell, Gerlach and Nagle respectively, assuming exercise on September 16, 2019.

(3)

Mr. Fox beneficially owns 1,063,455 shares in the aggregate. This includes: (i) 53,273 shares held directly by Mr. Fox’s spouse. Mr. Fox disclaims beneficial ownership of all of these shares; (ii) 86,997 shares held by Mr. Fox as trustee for which he has the sole power to vote and dispose of the shares. Mr. Fox disclaims beneficial ownership of 78,398 of these shares; (iii) 57,530 shares held by the Fox Foundation Inc., a private charitable foundation for which Mr. Fox shares the power to vote and dispose of the shares. Mr. Fox disclaims beneficial ownership of all of these shares; and (iv) 620,122 shares held by Lehrs, Inc., a for profit corporation that is owned by the Fox Foundation, Inc., Gerlach Foundation, Inc. and The FG Foundation. Messrs. Fox and Gerlach serve as trustees of The FG Foundation, which is a supporting foundation of a public charitable foundation. Messrs. Fox and Gerlach each have shared power to vote and dispose of the shares held by Lehrs, Inc., and each disclaims beneficial ownership of all of those shares.

(4)	See footnote 2 for Mr. Gerlach in the beneficial ownership table listed previously within this Proxy Statement.

(5)	Includes 13,156 shares held as trustee for which Mr. Harris has the sole power to vote and dispose of these shares.

(6)	For purposes of this calculation, the 620,122 shares held by Lehrs, Inc. have only been counted once.

(7)	Excludes shares held by Douglas A. Fell, who ceased to be an executive officer of the Corporation effective March 31, 2019.

(8)	Includes 16,834 shares, 19,520 shares and 882 shares available from vested stock appreciation rights for Messrs. Ciesinski, Gerlach and Nagle, respectively, assuming exercise on September 16, 2019.

(9)	Includes 227 shares beneficially owned by an executive officer not individually listed in the table.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We provide qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers to give perspective to the data we present in the compensation tables below, as well as the narratives that follow the tables.

Executive Officers

The following is a list of the names and ages of all of the executive officers of the Corporation, indicating all positions and offices held by each such person and each person’s principal occupation or employment during the past five years. The executive officers are elected annually by the Board:

Name	Principal Occupation	Age	Executive Officer Since

David A. Ciesinski (1)	Chief Executive Officer of the Corporation since 2017; President of the Corporation since 2016; President of T. Marzetti Company, the specialty foods subsidiary of the Corporation, since 2016	53	2016

Thomas K. Pigott (2)	Chief Financial Officer and Assistant Secretary of the Corporation since 2019; Vice President, Finance and Chief Financial Officer of MGP Ingredients, Inc. from 2015 to 2019; Vice President of Finance for the Kraft Foods Group Meals and Desserts Business Unit from 2014 to 2015	54	2019

David S. Nagle	Chief Supply Chain Officer of T. Marzetti Company, the specialty foods subsidiary of the Corporation, since 2019; Senior Vice President of Supply Chain of T. Marzetti Company from 2017 to 2019; Chief Operating Officer of Phillips Pet Food & Supply from 2014 to 2017; President, Distribution of Associated Materials from 2012 to 2014	55	2017

Carl R. Stealey (3)	President, Retail Division of T. Marzetti Company, the specialty foods subsidiary of the Corporation, since 2018; General Manager and Vice President of Conagra Brands from 2016 to 2018; Vice President, U.S. Marketing of Mead Johnson Nutrition from 2010 to 2016	48	2018

Kristin Bird(4)	President, Foodservice Division of T. Marzetti Company, the specialty foods subsidiary of the Corporation since 2019; General Manager of Basic American Foods from 2018 to 2019; Vice President and Senior Vice President, Foodservice Channel Development of Tyson Foods from 2008 to 2018	48	2019

John B. Gerlach, Jr.	Executive Chairman of the Board of the Corporation since 2017; Chairman of the Board and Chief Executive Officer of the Corporation from 1997 to 2017; President of the Corporation from 1997 to 2016	65	1982

(1)	See “Proposal One - Nomination and Election of Directors” for Mr. Ciesinski’s employment information prior to 2016.

(2)	Mr. Pigott became an executive officer of the Corporation effective April 1, 2019.

(3)	Mr. Stealey became an executive officer of the Corporation effective October 31, 2018.

(4)	Ms. Bird became an executive officer of the Corporation effective September 1, 2019.

Executive Summary

During 2019, we continued a food-focused strategy we believe will best increase long-term shareholder value. The strategy involved continuing to grow our existing specialty food businesses organically. In addition, in the second quarter of fiscal 2019, we acquired Bantam Bagels, LLC (“Bantam Bagels”) and Omni Baking Company LLC (“Omni Baking”) to further support our growth. We also continued to evaluate additional acquisition opportunities that match our existing food-focused operations and anticipate growth from potential future acquisitions.

During fiscal 2019, we achieved the following financial outcomes from continuing operations:

•	Overall sales increased 6.9% to $1.308 billion.

◾

Our Retail segment net sales increased 1.0% to $656.6 million with growth from shelf-stable dressings and sauces sold under license agreements, improved net price realization, lower coupon expense and the incremental contribution from our October 2018 acquisition of Bantam Bagels. Retail sales improved 0.5% without the contributions from Bantam Bagels. Omni Baking does not have sales in the Retail segment.

◾

Our Foodservice segment net sales increased 13.7% to $651.2 million driven by all segments of the business, including national chain restaurant accounts, branded products and frozen pasta products, as well as contributions from the acquisitions of Bantam Bagels and Omni Baking. Foodservice sales increased 9.1% without the contributions by the acquisitions.

•

Operating income increased 11.3% as impacted by increased sales volumes in Foodservice, cost savings from our lean six sigma program and improved net price realization. Offsetting these positive factors were incremental costs for Omni Baking, investments to support expanded retail distribution for Bantam Bagels and higher warehousing costs. In addition, we had a one-time gain of $17.1 million related to a non-cash decrease in contingent consideration related to our acquisition of Angelic Bakehouse in November 2016.

•	Net income and net income per common share (fully diluted) increased by 11.2% and 11.0%, respectively, primarily impacted by the reduction in contingent consideration for Angelic Bakehouse.

•	Return on beginning shareholders’ equity was 23.1%.

•	We demonstrated continued financial strength, with a year-end cash balance of $196.3 million and no debt.

Our ongoing shareholders experienced a total shareholder return of 9.1% during fiscal 2019. Shareholder returns include dividends of $70.1 million or $2.55 per share. Three-year total shareholder return was 22.5%, including dividends, an annualized rate of 7.0%.

We made a significant change to our overall executive compensation program for fiscal 2019, specifically the introduction of a new Annual Incentive Plan (the “2019 AIP”) (discussed in more detail below) that focused on the key financial performance criteria of net sales and adjusted operating income, which we believe together serve to drive long-term shareholder value. The 2019 AIP replaced our previous short-term incentive plan that was almost exclusively focused on value-added income (operating income after a capital charge).

Based primarily on the financial performance results noted above, particularly the increases in net sales and operating income, we provided the following pay outcomes to our named executive officers (Messrs. Ciesinski, Fell, Gerlach and Nagle) for fiscal 2019:

	Executive Pay Decisions - Increases/Decreases in Fiscal 2019

Executive	Salary	Annual Incentive	Long-Term Incentive	Total Direct Compensation	Notes

Mr. Ciesinski	3.3%	84.2%	21.4%	29.5%	Better financial performance and continued movement toward market competitive pay

Mr. Fell	3.5%	65.8%	0.0%	19.4%	Better financial performance year-over-year

Mr. Gerlach	0.0%	0.0%	0.0%	0.0%	No incentive compensation as Executive Chairman

Mr. Nagle	3.2%	96.0%	50.0%	34.3%	Better financial performance and continued movement toward market competitive pay

Aggregate	2.3%	80.5%	21.1%	24.1%

Note: Messrs. Pigott and Stealey are not included in the above table because they became executive officers during fiscal 2019.

Aggregate compensation increased significantly for the continuing executives noted above. The changes were driven by several key factors including:

•

significant increases in net sales and adjusted operating income relative to the prior year and our expected targeted outcomes, as reflected by the increased payouts from the 2019 AIP, coupled with payouts from fiscal 2018 that reflected performance that was below expectations;

•	additional increases for Mr. Ciesinski in long-term incentives continuing the transition of his overall pay program to market competitive pay levels; and

•	similar long-term incentive increases for Mr. Nagle as he assumed additional responsibilities within our Corporation.

Our Compensation Committee believes the above pay outcomes were appropriate in the context of the financial and shareholder return performances described above.

Executive Compensation Program Philosophy and Objectives

The primary objective of our key executive compensation program is to reward our named executive officers for their efforts in:

•	attaining market or above-market financial results;

•	achieving our strategic goals; and

•	increasing long-term shareholder value.

As a result, our executive compensation philosophy is focused on “pay for performance.”

For the Corporation, a “pay for performance” philosophy means providing competitive compensation outcomes when performance meets our expectations, but also realizing that results above or below our expectations may result in above-market or below-market compensation outcomes. To further this philosophy, we have designed our executive compensation program to:

•	motivate our named executive officers to achieve superior financial and operational performance;

•	align our named executive officers’ compensation interests with our goal of creating long-term shareholder value; and

•	attract and retain key executive talent.

We believe our executive compensation program should promote long-term shareholder value and should not be overly influenced by the short-term performance of our stock. In our experience, salary, annual cash incentive awards and long-term equity-based awards, as the primary elements of our executive compensation program, are the best vehicles to align our executives’ interests with our goal of promoting long-term shareholder value. We also understand our executive compensation programs provide a starting point, or baseline of comparison, for the compensation we pay to our other employees. For this reason, we believe our executive compensation program should strike an appropriate balance among rewards, incentives and expectations.

While these broad concepts generally govern our executive compensation program, we also account for specific factors particular to each executive officer when making individual compensation decisions, which we describe in detail below. These factors include the executive’s range of responsibilities and related performance measures and other individual factors affecting each executive’s performance. We also engage in a general “double-check” of our executive compensation levels against amounts paid to executive officers with similar responsibilities in similarly situated companies, but we do not specifically benchmark compensation against percentiles or ranges of compensation provided by such companies.

At our 2018 Annual Meeting, our executive compensation program received approval from 99.4% of our shareholders casting votes on the matter, indicating strong shareholder support for the Compensation Committee’s executive compensation decisions and policies. There are many factors contributing to the Compensation Committee’s decision on whether to make significant changes to our compensation mix, including shareholder approval, peer group actions, target pay levels, performance metrics, or other compensation policies. The Compensation Committee will continue to consider results from future shareholder advisory votes, which will be held annually until the next shareholder advisory vote in 2023 on the frequency of future votes on executive compensation, in its ongoing evaluation of our executive compensation programs and practices.

Compensation Administration and Consultant

The Compensation Committee reviews and determines the compensation for our named executive officers. The compensation we paid our named executive officers for fiscal 2019 is disclosed in detail in the tables and narratives below under the heading “Executive Compensation.” Our Compensation Committee is also responsible for, among other duties, structuring and administering the compensation programs and plans in which our named executive officers participate.

During fiscal 2019, the Compensation Committee retained the services of an independent executive compensation consultant, Pay Governance LLC (“Pay Governance”). Pay Governance reports directly to the Compensation Committee and did not provide any other types of service to the Corporation during fiscal 2019. The Compensation Committee believes there were no conflicts of interest between Pay Governance and the Compensation Committee during fiscal 2019. In reaching this conclusion, the Compensation Committee considered the compensation consultant independence factors set forth in Rule 10C-1(b)(4) of the Securities Exchange Act of 1934, as amended.

Pay Governance reevaluated our peer group and, based on its recommendations and input from management, the Compensation Committee adopted changes to the peer group during fiscal 2019 as noted below. In addition, Pay Governance provided information regarding median compensation for our named executive officers during fiscal 2019. The information was used by the Compensation Committee to obtain a general understanding of current compensation practices in our competitive market rather than for benchmarking purposes. Pay Governance also worked with the Compensation Committee to design the 2019 AIP, which was implemented for fiscal 2019, as described in more detail below.

Over time, the Compensation Committee has worked to include peer companies with the following characteristics:

•	annual revenues generally between 50% and 250% of the Corporation’s annual revenues;

•	companies primarily competing in the Packaged Foods and Meats category and other related categories; and

•	a market cap similar to ours (i.e., between $1 billion and $5 billion vs. our market cap of approximately $4 billion).

For fiscal 2019, we used the following peer group (the “2019 Peer Group”) to determine competitive pay levels for input into the Committee’s decision-making process:

• B&G Foods, Inc.	• Calavo Growers, Inc.

• Cal-Maine Foods, Inc.	• The Hain Celestial Group, Inc.

• Hostess Brands, Inc.	• J&J Snack Foods Corp

• National Beverage Corp.	• Pinnacle Foods

• Prestige Brands Holdings, Inc.	• Revlon, Inc.

• Sanderson Farms, Inc.	• Tootsie Roll Industries, Inc.

The 2019 Peer Group had the following financial and shareholder characteristics as compared to our Corporation: Our Corporation’s revenues were at the 49th percentile; market cap was at the 82nd percentile; and total enterprise value was at the 51st percentile. Total enterprise value is defined as market capitalization plus long-term debt, less cash.

During fiscal 2019, we made significant changes to the 2019 Peer Group, primarily driven by the objective of more specifically targeting Packaged Foods and Meats companies and removing companies not in that sub-industrial classification. As a result, we deleted four companies from the 2019 Peer Group for fiscal 2020:

•	National Beverage (in the soft drink category)

•	Pinnacle Foods (acquired in October 2018 by ConAgra)

•	Prestige Brands (in the pharmaceutical category)

•	Revlon (in the personal products category)

We added a total of six companies (all but one of which were in the Packaged Foods and Meats sub-industrial classification), to our peer group for 2020 (the “2020 Peer Group”):

•	Boston Beer (in the Brewers industrial classification, but with financial characteristics very similar to us)

•	Farmer Brothers

•	Flowers Foods

•	John B. Sanfilippo & Son

•	Lamb Weston

•	SunOpta

As a result of these changes, our 2020 Peer Group consists of the following fourteen companies:

• B&G Foods, Inc.	• The Boston Beer Company, Inc.

• Calavo Growers, Inc.	• Cal-Maine Foods, Inc.

• Farmer Bros. Co.	• Flowers Foods, Inc.

• The Hain Celestial Group, Inc.	• Hostess Brands, Inc.

• J&J Snack Foods Corp.	• John B. Sanfilippo & Son, Inc.

• Lamb Weston Holdings, Inc.	• Sanderson Farms, Inc.
• SunOpta Inc.	• Tootsie Roll Industries, Inc.

Our fiscal 2019 revenues were at the median of the 2020 Peer Group (50th percentile), while our market capitalization and total enterprise value were at the 88th and 74th percentiles of the 2020 Peer Group, respectively. We anticipate further changes in our peer group due to the expected future revenue growth rates among the current peer companies, as well as future mergers and acquisitions.

Compensation Processes, Procedures and Comparison to Peer Group

Generally, our Compensation Committee establishes salaries for the current fiscal year and annual cash incentive award payouts for the prior fiscal year at its regularly scheduled August meeting. Historically, at this meeting, our Compensation Committee reviews the elements of each named executive officer’s total compensation during the previous fiscal year. Our Chief Executive Officer then makes compensation recommendations to our Compensation Committee with respect to the members of senior management who report to him, but those executives are not present in the meeting during compensation deliberations.

The Compensation Committee Chair then makes compensation recommendations in executive session to our Compensation Committee with respect to our Executive Chairman and Chief Executive Officer, who are absent from the meeting at that time. Our Compensation Committee also compares our named executive officers’ compensation with that offered to executive officers employed by companies in our peer group, based on information about the peer group companies supplied by Pay Governance, during the first part of the review process as a “double-check” against market compensation practices rather than as a formal benchmarking process.

Our Compensation Committee may accept or adjust the recommendations it receives in establishing the final compensation for each named executive officer. In general, when setting each component of compensation for our named executive officers, our Compensation Committee considers the following performance factors:

•	our previous year’s operating results and achievement of our performance objectives;

•	the relative value of the executive’s unique skills, competencies and institutional knowledge, including time in current position;

•	the executive’s performance of his or her responsibilities; and

•	the executive’s contribution toward our long-term strategic objectives and our goal of creating long-term shareholder value.

With the exception of our Executive Chairman, as discussed in more detail below, we believe the total cash compensation paid to our named executive officers (the combination of salary and annual cash incentives) for fiscal 2019 was in line with market median compensation paid for executives holding similar positions in our 2019 Peer Group based on the Compensation Committee’s general understanding of current compensation practices in our competitive market.

Primary Elements of Compensation

As noted, we have established executive compensation objectives primarily focused on helping to create long-term shareholder value. We believe we can best achieve our executive compensation program objectives by offering competitive short-term cash compensation combined with appropriate long-term equity-based compensation tied to our operating results and our achievement of incremental shareholder value. To this end, the primary elements of our executive compensation program are salary, annual cash incentive awards and long-term equity-based incentive awards, which are described in detail below. Generally, we look at our named executive officers’ compensation arrangements in total when establishing salaries, annual cash incentive awards and long-term equity incentive awards.

Salaries. We provide our named executive officers with annual salaries to attract and retain the executives and to provide them with a steady source of annual cash income. For each named executive officer, salary represents a risk-free cash compensation component. We establish salaries to reward our named executive officers for their overall level of expertise, responsibilities, experience and other factors unique to each individual executive officer, as determined by our Compensation Committee. However, our general policy is the salaries for our named executive officers should not exceed median salaries for executive officers with similar responsibilities within our peer group.

For fiscal 2019, the amount of each continuing named executive officer’s salary increase expressed as a percentage of such officer’s fiscal 2018 salary was as follows: Mr. Ciesinski, 3.3%, Mr. Fell, 3.5% and Mr. Nagle, 3.2%. Mr. Gerlach’s salary remained unchanged for fiscal 2019.

Bonus. We provided Messrs. Pigott and Stealey with signing bonuses of $50,000 and $75,000, respectively, to create an additional incentive to join the Corporation in light of high market demand.

Annual Cash Incentive Awards. We also provide our named executive officers with annual cash incentive awards designed to motivate them to help achieve our annual financial goals. The annual cash incentive award represents a performance-based, variable and “at-risk” cash component of compensation for each named executive officer. Under this program, Messrs. Ciesinski, Pigott, Fell, Nagle and Stealey were each provided the opportunity to earn an annual cash incentive payment for fiscal 2019 based on achievement of certain financial and individual objectives. We granted these awards to our named executive officers because of their overall responsibilities for achieving annual financial and operating results and driving the creation of long-term shareholder value. Consistent with recent years, Mr. Gerlach does not participate in our annual cash incentive program.

An annual cash incentive payment, if earned, is made early in the following fiscal year. Annual cash incentive payments earned by our named executive officers for fiscal 2019 appear in the “Non-Equity Incentive Plan Compensation” column of our 2019 Summary Compensation Table.

During fiscal 2019, we implemented the 2019 AIP, which replaced our prior annual cash incentive plan that had been in place for many years. The 2019 AIP was developed in conjunction with Pay Governance and was designed to reflect our Corporation’s current two business unit structure, to create an environment of cooperation across the business units and with corporate functional units, and to drive higher levels of executive accountability deeper into the organization.

As a starting point for the 2019 AIP, each named executive officer has an opportunity under the 2019 AIP expressed as a percent of salary as follows:

•	Mr. Ciesinski – 100% of salary
•	Messrs. Fell and Pigott – 80% of salary (pro-rated for Mr. Pigott to account for his April 2019 start date)
•	Mr. Nagle – 50% of salary
•	Mr. Stealey – 70% of salary (pro-rated to account for his October 2018 start date)

The named executive officers are split into three categories: Corporate, Retail or Foodservice. Of our named executive officers, Messrs. Ciesinski, Pigott, Fell and Nagle are Corporate participants and Mr. Stealey is a Retail participant. Mr. Gerlach, as Executive Chairman, did not participate in the 2019 AIP. This designation determines how financial payouts are determined for each of the participants as shown below.

The 2019 AIP provides rewards for the achievement of two key financial metrics: net sales and operating income, as well as for achievement against personal objectives developed for each named executive officer. The financial metrics are weighted as 70% of the total incentive while the achievement of personal objectives is weighted 30%. The weightings, by category of participant, are shown in the table below:

		Financial Goals		Personal Objectives	Total

		Business Unit

Category	Corporate	Retail	Foodservice
Corporate	70%	—	—	30%	100%
Retail	45%	25%	—	30%	100%
Foodservice	45%	—	25%	30%	100%

Several principles are illustrated in the above table including:

•	All participants have a significant weighting in overall corporate financial outcomes, designed to promote teamwork and cooperation across business units and with the corporate functional groups.

•	Retail and foodservice executives also have a stake in the financial outcomes for their own business units, providing a focus on the financial results for each business unit participant.

•

The weighting on personal objectives is designed to drive personal responsibilities with most personal objectives, if achieved, expected to have a positive impact on current and future financial outcomes.

As noted above, the key financial metrics are operating income and net sales. In each category (i.e., Corporate, Retail and Foodservice) operating income is weighted 70% and net sales is weighted 30%, reflecting the importance our Compensation Committee places on each metric. At the beginning of the 2019 fiscal year, the Compensation Committee set the following targets, thresholds and maximums for operating income and net sales:

Fiscal Year 2019 Performance Metrics

($ in millions)

	Threshold		Target		Maximum

Business Unit	Net Sales	Operating Income	Net Sales	Operating Income	Net Sales	Operating Income

Retail	$638.1	$118.5	$671.7	$131.7	$705.3	$144.9

Foodservice	$546.8	$54.0	$575.6	$60.0	$604.4	$66.0

Corporate	$1,184.9	$161.1	$1,247.3	$179.0	$1,309.7	$196.9

Targets were based on our Corporation’s budgeted outcomes for fiscal 2019, while thresholds and maximums were set as follows:

•	Net Sales:

◾	Thresholds were set at 95% of target

◾	Maximums were set at 105% of target

•	Operating Income:

◾	Thresholds were set at 90% of target

◾	Maximums were set at 110% of target

Payouts to the named executive officers are 20% of target opportunities at threshold and 200% at maximum.

At the time the Compensation Committee set the above metrics, it also recognized there were certain transactions that could occur during fiscal 2019 that were not contemplated when determining the above metrics and that should be adjusted in the context of determining the incentives to be paid to the named executive officers. Such transactions included:

•

the results of acquisitions, such as the Bantam Bagels and Omni Baking transactions that occurred in the second fiscal quarter, including transaction costs (impacts both net sales and operating income);

•

changes in contingent considerations for past acquisitions, such as the reduction in contingent consideration related to the Angelic Bakehouse acquisition from fiscal 2017 (operating income impact); and

•	other unusual costs not associated with the results of operations such as restructuring charges (related to the closure of the Saraland facility) and ERP related costs (operating income impact).

With one exception (Foodservice operating income), the above adjustments served to reduce the net sales and operating income considered for determining payouts to the named executive officers, as shown in the table below:

Fiscal Year 2019 Adjusted Financial Results

($ in millions)

Performance Measure		Corporate	Retail	Foodservice

Net Sales:	Reported FY 2019 Results	$1,307.8	$656.6	$651.2

	Adjusted Net Sales for 2019 AIP Purposes	$1,278.3	$653.7	$624.6

Operating Income:	Reported FY 2019 Results	$190.9	$135.1	$73.8

	Adjusted Operating Income for 2019 AIP Purposes	$183.9	$121.6	$76.7

These results were compared to the targets set previously and accounted for the various weighting factors related to the 2019 AIP, including:

•	the weighting between operating income and net sales (70%/30%, respectively); and

•	the overall weighting between financial and individual performance (also 70%/30%, respectively).

We then calculated personal performance outcomes for each of the named executive officers participating in the 2019 AIP. Personal objectives were objective in nature and designed to support our overall financial goals and included such measures as:

•	operational cost savings;

•	timely and on-budget completion of key capital expenditure projects;

•	driving succession planning;

•	implementing innovative new products and achieving targeted sales for such products; and

•	timely implementation and operation of a new performance management system throughout the Corporation.

Each named executive officer had an overall score for achievement of personal objectives, which was then weighted at 30% of his total annual incentive opportunity, with payout opportunities ranging between 0%, 20% at threshold and 200% at maximum, identical to the financial performance payout opportunities.

Finally, we added the financial and personal performance factors together and multiplied by each named executive officer’s total target incentive to derive a total annual incentive payout for the 2019 AIP. We believe the outcomes fairly represent both the financial performance of the Corporation and the achievements of our named executive officers in achieving their personal performance goals and objectives. As a result of this performance, Mr. Ciesinski received a total annual incentive payout of $1,037,725, Mr. Pigott received a total annual incentive payout of $111,330, Mr. Fell received a total annual incentive payout of $445,712, Mr. Stealey received a total annual incentive payout of $212,730, and Mr. Nagle received a total annual incentive payout of $236,272. Please note, however, that Messrs. Pigott and Stealey’s target annual incentives are pro-rated for their start dates during the 2019 fiscal year.

Long-Term Equity-Based Incentive Awards. We grant our long-term equity incentives in the form of stock-settled stock appreciation rights and time-based restricted stock. During fiscal 2019, we made the following grants to our named executive officers:

	Appreciation Rights		Restricted Shares
Named Executive	Grant Value (‘000s)	# Rights	Grant Value (‘000s)	# Shares	Total Grant Value (‘000s)
Mr. Ciesinski	$1,105.0	46,961	$595.1	3,852	$1,700.1

Mr. Pigott (upon hire)	$260.0	11,290	$140.0	913	$400.0

Mr. Fell	$195.0	8,287	$105.0	680	$300.0

Mr. Nagle	$195.0	8,287	$105.0	680	$300.0

Mr. Stealey (upon hire)	$65.0	2,139	$35.0	194	$100.0

Mr. Stealey	$195.0	8,287	$105.0	680	$300.0

The grants to Messrs. Ciesinski, Fell, Nagle and Stealey were made in February 2019 under our 2015 Omnibus Incentive Plan that was previously approved by our shareholders. The following should be noted about these long-term equity based incentive awards:

•	Mr. Pigott received his long-term equity incentive grant upon the start of his employment in April 2019.

•	Mr. Gerlach, as our Executive Chairman and significant shareholder, did not receive a grant of long-term equity incentives.

•	Mr. Stealey received two grants in fiscal 2019, one soon after he began employment and a grant at the regular grant date in February 2019.

Equity grants are determined based upon total estimated value. The grants are allocated such that the appreciation rights represent 65% of the total equity grant value and restricted stock represents the remaining 35% of the value. Our Compensation Committee believes the appreciation rights grants provide a direct incentive for recipients to increase the share price, leading to long-term shareholder value creation. The restricted stock grants are primarily designed to promote the retention of executives over the long term. Overall, our Compensation Committee believes the awards represent an appropriate level of additional annual compensation aligned with the creation of long-term shareholder value and the retention of executive talent.

Appreciation rights give holders the right to receive stock in our Corporation equal in market value to the difference between the closing market price of our stock on the day of exercise and the base price established for the appreciation rights, as set forth in the appreciation rights award agreement, multiplied by the number of appreciation rights exercised. The base price for appreciation rights equals the closing price of our stock on the date on which the appreciation rights are granted, which for the February 2019 grants was $154.48. Mr. Stealey’s grant in November 2018 had a closing price of $180.60, while Mr. Pigott’s grant in April 2019 had a price of $153.34. Appreciation rights cannot be exercised until they vest, and, for retention purposes, we have currently chosen a vesting schedule as follows: one-third of the total award will vest on each of the first, second and third anniversaries of the grant date. The appreciation rights granted under our 2015 Omnibus Incentive Plan will vest earlier upon a change in control of the Corporation in a pro rata amount based upon the length of time within the vesting period that has lapsed prior to the change in control. The appreciation rights award agreement also provides that the appreciation rights will vest in full if the grantee’s service is terminated by the Corporation without cause or by the grantee with good reason. Appreciation rights expire on the earlier of five years from the grant date or 90 days after the grantee’s employment with the Corporation ceases other than as a result of his or her death, disability or retirement, as described in more detail in the award agreement. As a result, the appreciation rights granted in February 2019 must be exercised no later than February 26, 2024.

The Compensation Committee granted new awards of restricted stock on the same day as the appreciation rights awards. Unlike the appreciation rights, the shares of restricted stock do not vest ratably, but vest in total on the third anniversary of the grant date, although a portion of the shares may vest at retirement as described below. This restricted stock will vest earlier upon a change in control of the Corporation if it is not assumed by the acquiring or surviving company, or if it is assumed and the grantee’s employment is, within 24 months following the change in control, terminated by the Corporation other than for cause or terminated by the grantee for good reason. Once vested, the restricted stock may be traded in the same manner as other shares. Each recipient of restricted stock will receive dividends on the restricted stock during the vesting period, but will forfeit all unvested restricted stock upon termination of employment unless his or her employment is terminated by the Corporation without cause or by the recipient for good reason or as a result of his or her death or disability, as described in more detail in the award agreement. If at the date of grant an employee has reached the age of 63 and has at least 10 years of service with the Corporation, then a portion of the shares will vest upon the employee’s retirement as follows: one-third will vest if the employee retires after the first anniversary of the grant date but before the second anniversary of the grant date; and two-thirds will vest if the employee retires after the second anniversary of the grant date but before full vesting of the award.

The Compensation Committee did not use any specific formulas, mathematical calculations or peer group comparisons when determining the value of equity grants to individual employees, including our named executive officers, during 2019. Instead, the 2019 grants were made based on the Compensation Committee’s judgment, which in turn was based on the Compensation Committee’s desire to award each employee enough value to achieve our retention and motivation objectives discussed above.

In the Compensation Committee’s view, the amounts awarded in 2019 were necessary to retain executive talent and provide incentives for our executives to create long-term shareholder value. Mr. Ciesinski’s long-term equity awards were based on the Compensation Committee’s desire to retain Mr. Ciesinski over the long-term, assist him with building significant share ownership going forward and move him toward market competitive levels of overall compensation. Mr. Ciesinski’s award increased by 21.4% over his 2018 awards. Mr. Fell’s 2019 long-term equity award did not change from the award he received in fiscal 2018. Mr. Gerlach did not receive an equity award for fiscal 2019 due to his significant ownership interests. Awards for Messrs. Pigott, Nagle and Stealey represent historically appropriate awards for their positions, although we note that Mr. Nagle’s award increased by 50.0% over his fiscal 2018 grant, reflecting his increased responsibilities within our Corporation.

We believe these types of equity awards offer our named executive officers the best form of motivation and retention incentives aligned with the long-term interests of our shareholders. We expect our Compensation Committee will continue to use its judgment, based in part on recommendations by the Chief Executive Officer, to determine the appropriate level of appreciation rights and restricted stock awards because this gives the Compensation Committee the most flexibility to make awards in amounts necessary to help achieve our long-term objectives. At this time, the Compensation Committee has not made any determinations about awards for fiscal 2020 or future years.

The following charts depict the pay mix for Mr. Ciesinski, our CEO, and Messrs. Fell and Nagle, the three named executive officers who were employed during all of fiscal 2019. We have not included Mr. Gerlach in the charts below because he does not participate in the annual cash or equity incentive plans and Messrs. Pigott and Stealey were not included because they were not employed for the full year in fiscal 2019:

The above charts show that a significant majority of the compensation provided to Mr. Ciesinski and the other named executive officers is annual and long-term incentives, which we think serves to focus their attention on achieving strong financial and long-term shareholder returns.

2020 Executive Pay Changes

The Compensation Committee took the following executive pay actions at its August 2019 meeting relative to fiscal 2020:

Salaries. For fiscal 2020, we increased our named executive officers’ salaries by an average of 3.3%. The amount of each named executive officer’s salary increase for fiscal 2020, expressed as a percentage of such officer’s fiscal 2019 salary, is as follows: Mr. Ciesinski, 3.2%; Mr. Pigott, 2.0%; Mr. Fell, 5.6%; Mr. Gerlach, 0.0%; Mr. Nagle, 5.9% and Mr. Stealey, 2.0%. Mr. Ciesinski’s 2020 salary was effective on July 1, 2019. Messrs. Pigott, Fell, Nagle and Stealey’s 2020 salaries were effective on September 1, 2019. The larger increases for Messrs. Fell and Nagle reflected their new responsibilities.

The Compensation Committee increased each named executive officer’s salary based on overall satisfaction with their performance during fiscal 2019. Mr. Gerlach’s salary was not increased because of his position as Executive Chairman.

2020 Annual Incentive Plan - The Compensation Committee decided to continue the 2019 AIP for 2020 (the “2020 AIP”). The 2020 AIP was approved by the Compensation Committee at its August 2019 meeting.

The 2020 Plan provides for several levels of performance metrics, identical to the 2019 AIP, including:

•	corporate metrics — Net sales and operating income.

•	business unit metrics — Net sales and operating income of each of the Retail and Foodservice business units.

•	individual metrics — Expectations related to individual performance over the course of a fiscal year.

The Compensation Committee believes the performance metrics represent key indicators for the Corporation and for each business unit. Overall, financial performance metrics will be weighted at 70% of the total, with operating income again weighted at 70% and net sales at 30%, reflecting what the Compensation Committee and management believe are the relative impacts of the key drivers of long-term shareholder performance.

Target incentive opportunities in the 2020 AIP are identical to those in the 2019 AIP, expressed as a percentage of salary, with the exception of Mr. Nagle, whose target incentive was increased to 65%, reflecting his additional responsibilities.

Payouts will range from 0% to 200% of each named executive officer’s target percentage, based on performance against the annual operating plan and the achievement of individual objectives. The 2020 AIP will be expanded to apply to more than 300 individuals, including the named executive officers, essentially covering all of our incentive eligible population in fiscal 2020.

Other Benefits

Our named executive officers are also eligible to participate in our employee benefit plans available to all salaried employees, including our 401(k) plans, health insurance plan and group life insurance plan. These other benefits are discussed in detail below. In addition, our named executive officers may elect to participate in our deferred compensation program. We also make some post-termination payments and benefits available to our named executive officers, as described in detail below. The value of these benefits is reviewed annually by our Compensation Committee but is not generally considered as part of the overall compensation program for purposes of allocating among cash, equity and other compensation.

Perquisites. We generally do not provide perquisites to our named executive officers because they do not help to achieve any of our compensation program objectives, including the promotion of long-term shareholder value. We limit the perquisites made available to our named executive officers that are not otherwise available to all salaried employees and believe this arrangement is consistent with our “pay for performance” philosophy. During fiscal 2019, we offered our named executive officers the following perquisites: life insurance and travel insurance premium payments, relocation expense reimbursements and payment of certain business-related professional and filing fees. More detailed information about perquisites for fiscal 2019 is presented below in the “All Other Compensation” column of our 2019 Summary Compensation Table.

Executive Deferred Compensation Program. The Lancaster Colony Corporation Executive Employee 2005 Deferred Compensation Plan (“DCP”) allows our named executive officers to defer up to $50,000 of their annual cash compensation for future payment. Under the DCP, amounts deferred by our named executive officers are maintained in separate book-entry accounts. Interest on the deferred amounts is credited semi-annually on June 30 and December 31 with an annual rate of interest equal to the prime interest rate reported in the Wall Street Journal on the first business day in January (for the June 30 credit) and July (for the December 31 credit). We do not match amounts that are deferred. Distributions from the DCP are paid upon termination of employment (including death or disability), and the named executive officer may elect to receive payments in either a lump sum or a series of installments upon termination. We do not fund the DCP and participants have only an unsecured contractual commitment from the Corporation to pay the amounts due. More detailed information about the DCP is presented below in the 2019 Nonqualified Deferred Compensation Table and related narrative.

Health and Welfare Benefits. We provide healthcare, life and disability insurance and other employee benefits programs to our employees, including our named executive officers. We believe these benefits are competitive within our peer group and, while not separate incentives by themselves because they do not help to achieve any of our compensation program objectives, are essential and expected parts of any compensation program. Our benefits department is responsible for overseeing the administration of these programs. Our employee benefits programs are provided on a non-discriminatory basis to all employees. These benefits include vacation and personal time, paid holidays, medical and long and short-term disability insurance programs.

Retirement Benefits

Pension Benefits. We do not provide defined benefit pension arrangements or post-retirement health coverage for our named executive officers, as we do not believe that providing these types of benefits to our named executive officers helps to achieve any of our compensation program objectives, including the promotion of long-term shareholder value.

401(k) Plan. All of our current named executive officers are eligible to participate in our Lancaster Colony Corporation 401(k) Plan, a tax-qualified defined contribution plan that we refer to as our 401(k) Plan. We believe this benefit is competitive within our peer group and, while not a separate incentive by itself because it does not help to achieve any of our compensation program objectives, it is an essential and expected part of any compensation program. Under the 401(k) Plan, each employee may contribute up to 25% of eligible compensation on a pre-tax basis into an individual account (subject to limits established by the Internal Revenue Service). In calendar year 2018, we made a matching contribution to each participant’s account equal to 40% of the first 4% of the participant’s compensation that has been contributed to the 401(k)

Plan. Beginning January 1, 2019, we made a matching contribution equal to 100% of the first 4% of the participant’s compensation that has been contributed to the 401(k) Plan. A participant may make partial withdrawals from the 401(k) Plan through a loan, based on financial hardship or, if the participant is an in-service employee, at age 59 1⁄2. Single lump sum withdrawals are permitted upon an employee’s termination of employment.

Effective for calendar year 2019, the 401(k) Plan limits the annual additions that can be made to an employee’s account to $56,000 per year. Annual additions include matching contributions and before-tax contributions made by the employee. Of those annual additions, the current maximum before-tax contribution is $19,000 per year, and no more than $280,000 of annual compensation may be taken into account in computing benefits under the 401(k) Plan.

Participants age 50 and over may also contribute, on a pre-tax basis and without regard to the $56,000 limitation on annual additions or the $19,000 general limitation on before-tax contributions, a catch-up contribution of up to $6,000 per year. Matching contributions from the Corporation that were paid to our named executive officers during fiscal 2019 are included in the “All Other Compensation” column of our 2019 Summary Compensation Table.

Employee Stock Ownership Plan. The Lancaster Colony Corporation Employee Stock Ownership Plan, or ESOP, is another of our tax-qualified retirement plans. The ESOP was “frozen” on December 31, 1997 when it was amended to prevent further participation and contributions and to fully vest existing account balances. The ESOP was designed to invest primarily in “employer securities” as defined in Section 409(l) of the Internal Revenue Code. The ESOP continues to offer a pre-retirement diversification right, and dividends are distributed (upon election by the participant) in the form of cash or can be reinvested in our stock and credited to a participant’s account. Distributions in the form of a single lump sum or in five annual installments are made upon a participant’s termination of employment.

Employment, Severance and Change in Control Agreements

Except for Mr. Ciesinski, we do not maintain employment agreements with any of our named executive officers.

Mr. Ciesinski’s employment agreement was effective as of April 18, 2016, and had an initial term ending June 30, 2019. Thereafter, the employment agreement automatically renews for successive one-year terms, unless earlier terminated pursuant to its terms, or unless either we or Mr. Ciesinski provides timely written notice that the term will not be extended.

In the event Mr. Ciesinski is terminated by the Corporation without cause, by the Corporation as a result of giving notice of non-extension of the employment agreement, or by Mr. Ciesinski for good reason, then, subject to Mr. Ciesinski signing and not revoking a release of claims against the Corporation, he will receive as severance pay the greater of: (a) continued payment of his base salary for a period of twelve months, plus an amount equal to 80% of his salary in lieu of any annual incentive for the incomplete fiscal year; or (b) the amount due to Mr. Ciesinski under his change in control agreement (see discussion below). Additionally, in the event Mr. Ciesinski’s termination occurs after the completion of our fiscal year but before the payment of his annual incentive, Mr. Ciesinski will be entitled to payment of his earned but unpaid annual incentive for such completed fiscal year.

Mr. Ciesinski’s employment agreement also provides for a clawback of any incentive compensation or other compensation paid to Mr. Ciesinski as required under applicable law, government regulation, stock exchange listing requirement, or our policy.

In April 2016, we entered into a change in control agreement with Mr. Ciesinski. We entered into a change in control agreement with Messrs. Fell, Nagle, Pigott and Stealey in October 2016, October 2018, April 2019 and October 2018, respectively. In the event the executive’s employment is terminated on or within 12 months following a change in control, either by the Corporation without cause, or by the executive for good reason, the executive would be entitled to a lump sum severance payment equal to the sum of: (i) accrued and unpaid salary, accrued and unpaid annual incentive from any prior completed fiscal year, and a pro-rated portion of the executive’s annual incentive for the current fiscal year; (ii) three times the sum of base salary plus target level annual incentive for the current fiscal year for Mr. Ciesinski; or two times the sum of base salary plus target level annual incentive for the current fiscal year for Messrs. Fell, Nagle, Pigott and Stealey; (iii) the sum of the executive’s unvested 401(k) balance; plus two times the aggregate matching contributions payable by the Corporation into the executive’s 401(k) account for the last completed calendar year; and (iv) continued health, dental, long-term disability and life insurance coverage for two years following the executive’s date of termination. Notwithstanding the foregoing, the change in control agreements do not provide for any excise tax gross-up payments and provide that the executive’s change in control payments thereunder would be reduced by the minimum amount necessary to avoid penalties under Section 4999 of the Internal Revenue Code.

Share Ownership Guidelines

The Board adopted the following revised share ownership guidelines in 2017 to further align the interests of the Corporation’s named executive officers and the Corporation’s shareholders:

Executive Officers	Share Ownership Guideline

CEO and Executive Chairman (Messrs. Ciesinski and Gerlach)	6x annual base salary

CFO (Mr. Pigott)	2x annual base salary

Other Named Executive Officers (Messrs. Fell, Nagle and Stealey)	1x annual base salary

Other Potential Future Named Executive Officers	1x annual base salary

Each named executive officer to whom this policy applies shall have until the later of five years from the date of adoption of this policy or five years from the date such named executive officer becomes subject to this policy to achieve the applicable guideline level of ownership. Mr. Gerlach and Mr. Fell have met the guidelines for fiscal 2019. Messrs. Ciesinski, Nagle, Pigott and Stealey are required to meet the applicable guideline by July 2022, July 2022, April 2024 and October 2023, respectively.

Insider Trading, Hedging and Pledging Policies

Our Insider Trading Policy prohibits all directors and employees from short-selling common shares of the Corporation or engaging in transactions involving Corporation-based derivative securities, including, but not limited to, trading in Corporation-based option contracts (for example, buying and/or writing puts and calls). This does not prohibit the exercise of options, stock appreciation rights, or other derivative securities received through Corporation-sponsored equity incentive plans. Our Insider Trading Policy also prohibits pledging Corporation securities as collateral for a loan, except where the person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

In addition, our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Corporation securities while in possession of material, non-public information, except through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Rule 10b5-1 allows insiders to sell and diversify their holdings in our common shares over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about the Corporation and thereafter sell our common shares in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about the Corporation at the time of the sale.

Recoupment of Incentive Payments

We do not have a formal policy regarding adjusting or recovering annual cash incentive payments or long-term equity-based incentive awards if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. Instead, we will consider making adjustments or recoveries on a case-by-case basis if those situations arise and expect to comply with all recoupment requirements imposed under the Dodd-Frank Wall Street Reform and Consumer Protection Act when such requirements apply.

Accounting and Tax Considerations

Prior to the enactment of the Tax Act, regulations issued under Section 162(m) of the Internal Revenue Code provided that compensation in excess of $1 million paid to our named executive officers would not be deductible unless it met specified criteria required for it to be “performance-based.” The Tax Act changed Section 162(m), primarily by eliminating the “performance-based” criteria effective for taxable years beginning on or after January 1, 2018. It also expanded the definition of covered employees whose compensation is subject to the annual $1 million deduction limitation to cover compensation paid to the CFO plus any individual who has previously been a covered employee, even if the individual no longer holds the position. The law provides limited transition relief for certain employment arrangements in place as of November 2, 2017.

Due to the uncertainty of the application of Section 162(m) as a result of the Tax Act, there is no assurance that historical compensation intended to satisfy the performance-based requirements for exemption will be deductible in future years. New compensation awarded to NEOs in excess of $1 million starting in fiscal 2019 and later will generally no longer be deductible even if it is performance-based. In general, our Compensation Committee considers the potential impact of Section 162(m) in its review and establishment of compensation programs and payments. However, our Compensation Committee also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

Compensation-Related Risk Assessment

In fiscal 2019, the Compensation Committee reviewed and discussed the structure of our compensation program from the point of view of assessing whether any aspect of the program could potentially be expected to provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term shareholder value. The Compensation Committee conducted an assessment of our incentive-based compensation plans (including the annual and long-term incentive programs) and our compensation practices. Further, the Compensation Committee discussed the structure of the compensation program with the Executive Chairman and Lead Independent Director.

Based on our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place, informal input from Pay Governance, discussions with the Executive Chairman and Lead Independent Director, as well as the Compensation Committee’s formal review and discussion, the Compensation Committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table summarizes compensation earned during the 2019, 2018 and 2017 fiscal years by our named executive officers:

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total

		$(1)	$	$(2)	$(3)	$(4)	$		$

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)
David A. Ciesinski, President and Chief Executive Officer and President, T. Marzetti Company(5)	2019	$775,000	$—	$595,057	$1,104,992	$1,037,725	$37,758	(6)	$3,550,532
	2018	$750,000	$—	$490,051	$910,000	$563,500	$18,066		$2,731,617
	2017	$615,000	$—	$437,491	$812,501	$445,480	$41,835		$2,352,307

Thomas K. Pigott, Chief Financial Officer and Assistant Secretary(7)	2019	$95,192	$50,000	$139,999	$260,009	$111,330	$92,692	(8)	$749,222

Douglas A. Fell, Former Vice President and Chief Financial Officer(9)	2019	$431,618	$—	$105,046	$194,993	$445,712	$16,892	(10)	$1,194,261
	2018	$417,000	$—	$104,985	$195,003	$268,760	$11,045		$996,793
	2017	$405,000	$—	$96,298	$178,748	$357,000	$9,912		$1,046,958

David S. Nagle, Chief Supply Chain Officer, T. Marzetti Company(11)	2019	$355,408	$—	$105,046	$194,993	$236,272	$25,143	(12)	$916,862
	2018	$344,250	$7,888	$69,990	$130,008	$112,680	$103,222		$768,038

Carl R. Stealey, President, Retail Division, T. Marzetti Company(13)	2019	$251,538	$75,000	$140,082	$259,997	$212,730	$56,576	(14)	$995,923

John B. Gerlach, Jr., Executive Chairman of the Board(15)	2019	$700,000	$—	$—	$—	$—	$20,048	(16)	$720,048
	2018	$700,000	$—	$—	$—	$—	$17,398		$717,398
	2017	$1,044,000	$—	$210,018	$389,996	$—	$14,453		$1,658,467

(1)

The amounts shown in this column represent salary earned in each fiscal year. The amounts shown in this column for 2019 include amounts deferred by our named executive officers under our nonqualified deferred compensation plan, which is further discussed above under “Compensation Discussion and Analysis” and below in the “2019 Nonqualified Deferred Compensation Table” and accompanying narrative.

(2)

The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, of the restricted stock granted during the reported years. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2019, those assumptions can be found in footnote 11 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019. See the 2019 Grants of Plan-Based Awards table below for additional information regarding the restricted stock awarded in fiscal 2019.

(3)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock-settled stock appreciation rights granted during the reported years. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2019, those assumptions can be found in footnote 11 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019. See the 2019 Grants of Plan-Based Awards table below for additional information regarding the stock-settled stock appreciation rights awarded in fiscal 2019.

(4)

The amounts shown in this column for 2019 represent amounts computed for fiscal 2019 performance under our annual cash incentive award program. As discussed under “Compensation Discussion and Analysis” above, these amounts were based on our achievement of certain financial objectives. See “Compensation Discussion and Analysis” for more information about our annual cash incentive award program.

(5)	Mr. Ciesinski was appointed Chief Executive Officer of the Corporation on July 1, 2017, and President of the Corporation and President of T. Marzetti Company on April 18, 2016.

(6)

This amount consists of (A) $1,200 in life insurance premium payments and (B) $36,558 of perquisites and other personal benefits in the aggregate consisting of: (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) dividends on unvested restricted stock.

(7)	Mr. Pigott was appointed as an executive officer of the Corporation effective April 1, 2019.

(8)

This amount consists of (A) $300 in life insurance premium payments, (B) $90,926 of relocation expense reimbursements and (C) $1,466 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan and (ii) payment of travel insurance premiums.

(9)	Mr. Fell ceased to be the Corporation’s Vice President and Chief Financial Officer effective March 31, 2019.

(10)

This amount consists of (A) $1,200 in life insurance premium payments and (B) $15,692 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) dividends on unvested restricted stock.

(11)	Mr. Nagle was appointed as an executive officer of the Corporation on July 1, 2017.

(12)

This amount consists of (A) $1,070 in life insurance premium payments, (B) $10,803 of relocation expense reimbursements and (C) $13,270 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) dividends on unvested restricted stock.

(13)	Mr. Stealey was appointed as an executive officer of the Corporation effective October 31, 2018.

(14)

This amount consists of (A) $900 in life insurance premium payments, (B) $51,401 of relocation expense reimbursements and (C) $4,275 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) dividends on unvested restricted stock.

(15)	Mr. Gerlach, our former President and Chief Executive Officer, was appointed Executive Chairman of the Board on July 1, 2017.

(16)

This amount consists of (A) $1,200 in life insurance premium payments and (B) $18,848 of perquisites and other personal benefits in the aggregate consisting of: (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums, (iii) dividends on unvested restricted stock and (iv) payment of business-related professional and filing fees.

2019 Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to our named executive officers during fiscal 2019.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

		($)	($)(1)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

David A. Ciesinski	—	$155,000	$775,000	$1,550,000	—	—	—	—	—	—	$—

	2/26/19	$—	$—	$—	—	—	—	3,852 (2)	—	—	$595,057

	2/26/19	$—	$—	$—	—	—	—	—	46,961(3)	$154.48	$1,104,992

Douglas A. Fell	—	$71,200	$356,000	$712,000	—	—	—	—	—	—	$—

	2/26/19	$—	$—	$—	—	—	—	680(2)	—	—	$105,046

	2/26/19	$—	$—	$—	—	—	—	—	8,287(3)	$154.48	$194,993

John B. Gerlach, Jr.	—	$—	$—	$—	—	—	—	—	—	—	$—

David S. Nagle	—	$35,610	$178,050	$356,100	—	—	—	—	—	—	$—

	2/26/19	$—	$—	$—	—	—	—	680(2)	—	—	$105,046

	2/26/19	$—	$—	$—	—	—	—	—	8,287(3)	$154.48	$194,993

Thomas K. Pigott	—	$18,000	$90,000	$180,000	—	—	—	—	—	—	$—

	4/1/19	$—	$—	$—	—	—	—	913(4)	—	—	$139,999

	4/1/19	$—	$—	$—	—	—	—	—	11,290(5)	$153.34	$260,009

Carl R. Stealey	—	$42,000	$210,000	$420,000	—	—	—	—	—	—	$—

	2/26/19	$—	$—	$—	—	—	—	680(2)	—	—	$105,046

	2/26/19	$—	$—	$—	—	—	—	—	8,287(3)	$154.48	$194,993

	11/13/18	$—	$—	$—	—	—	—	194(6)	—	—	$35,036

	11/13/18	$—	$—	$—	—	—	—	—	2,139(7)	$180.60	$65,004

(1)

As we described in “Compensation Discussion and Analysis” above, under our annual cash incentive program, Messrs. Ciesinski, Fell, Nagle, Pigott and Stealey each receive a fiscal year incentive opportunity, the amount of which is primarily determined by applying a weighted percentage rate to certain financial targets for the entire Corporation and/or the business units applicable for each named executive officer, and certain personal performance targets, each as further described in “Compensation Discussion and Analysis” above. Payouts to the named executive officers are 20% at threshold and 200% at maximum.

Target amounts for annual cash incentive awards are established under our 2019 AIP as a percentage of base salary and calculated based on the Corporation’s net sales and operating income, along with the achievement of personal performance goals. The amounts reflected in column (d) of the above table for Messrs. Ciesinski, Fell, Nagle, Pigott and Stealey represent the estimated possible payout for fiscal 2019 based on fiscal 2019 targeted performance, as required by applicable guidance. These amounts are not indicative of the actual amounts Messrs. Ciesinski, Fell, Nagle Pigott and Stealey received under the 2019 AIP for the reasons explained above in “Compensation Discussion and Analysis.”

The total annual cash incentive payments for our named executive officers for our performance in fiscal 2019 were determined by our Compensation Committee on August 20, 2019 and are reflected in columns (d) and/or (g) of our 2019 Summary Compensation Table above. For more information about our 2019 AIP, see “Compensation Discussion and Analysis” above.

(2)

These amounts represent shares of restricted stock that were granted on February 26, 2019 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on February 26, 2022. The grant date fair value per share was $154.48.

(3)

These amounts represent stock-settled stock appreciation rights that were granted on February 26, 2019 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 26, 2020, can be exercised for up to five years from the date of grant and are expected to fully vest on February 26, 2022. The Black-Scholes determined grant date fair value per right was $23.53. The amounts reported in column (l) for these awards represent the grant date fair market value computed in accordance with FASB ASC Topic 718.

(4)

This amount represents shares of restricted stock that were granted on April 1, 2019 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on April 1, 2022. The grant date fair value per share was $153.34.

(5)

This amount represents stock-settled stock appreciation rights that were granted on April 1, 2019 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on April 1, 2020, can be exercised for up to five years from the date of grant and are expected to fully vest on April 1, 2022. The Black-Scholes determined grant date fair value per right was $23.03. The amount reported in column (l) for this award represents the grant date fair market value computed in accordance with FASB ASC Topic 718.

(6)

This amount represents shares of restricted stock that were granted on November 13, 2018 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on November 13, 2021. The grant date fair value per share was $180.60.

(7)

This amount represents stock-settled stock appreciation rights that were granted on November 13, 2018 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on November 13, 2019, can be exercised for up to five years from the date of grant and are expected to fully vest on November 13, 2021. The Black-Scholes determined grant date fair value per right was $30.39. The amount reported in column (l) for this award represents the grant date fair market value computed in accordance with FASB ASC Topic 718.

None of our named executive officers is a party to an employment agreement with the Corporation except Mr. Ciesinski. Messrs. Ciesinski, Fell, Nagle, Pigott and Stealey were party to Key Employee Change in Control Agreements with the Corporation in fiscal 2019. For more information about these agreements, see “Compensation Discussion and Analysis — Employment, Severance and Change in Control Agreements” above and the disclosure below under “Potential Payments Upon Termination or Change in Control.” For more information about the other compensation arrangements in which our named executive officers participate and the proportion of our named executive officers’ total compensation represented by base salary and annual cash incentive payments or discretionary bonuses, also see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2019.

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)

David A. Ciesinski	47,707	(1)	—		—	$112.62	Apr 18, 2021	—		—
	24,426	(2)	12,214	(2)	—	$135.06	Feb 21, 2022	—		—
	6,762	(3)	3,382	(3)	—	$122.62	Jun 30, 2022	—		—
	16,946	(4)	33,892	(4)	—	$121.09	Feb 27, 2023	—		—
	—		46,961	(5)	—	$154.48	Feb 26, 2024	—		—
	—		—		—	—	—	2,591	(6)	$385,023
	—		—		—	—	—	714	(7)	$106,100
	—		—		—	—	—	4,047	(8)	$601,384
	—		—		—	—	—	3,852	(9)	$572,407

	95,841		96,449					11,204		$1,664,914

Douglas A. Fell	4,557	(10)	—		—	$101.70	Feb 23, 2021	—		—
	6,716	(2)	3,360	(2)	—	$135.06	Feb 21, 2022	—		—
	3,631	(4)	7,263	(4)	—	$121.09	Feb 27, 2023	—		—
	—		8,287	(5)	—	$154.48	Feb 26, 2024	—		—
	—		—		—	—	—	713	(6)	$105,952
	—		—		—	—	—	867	(8)	$128,836
	—		—		—	—	—	680	(9)	$101,048

	14,904		18,910					2,260		$335,836

John B. Gerlach, Jr.	26,746	(11)	—		—	$91.13	Feb 24, 2020	—		—
	27,337	(10)	—		—	$101.70	Feb 23, 2021	—		—
	14,656	(2)	7,328	(2)	—	$135.06	Feb 21, 2022	—		—
	—		—		—	—	—	1,555	(6)	$231,073

	68,739		7,328					1,555		$231,073

David S. Nagle	6,106	(2)	3,054	(2)	—	$135.06	Feb 21, 2022	—		—
	2,421	(4)	4,842	(4)	—	$121.09	Feb 27, 2023	—		—
	—		8,287	(5)	—	$154.48	Feb 26, 2024	—		—
	—		—		—	—	—	648	(6)	$96,293
	—		—		—	—	—	578	(8)	$85,891
	—		—		—	—	—	680	(9)	$101,048

	8,527		16,183					1,906		$283,232

Thomas K. Pigott	—		11,290	(12)	—	$153.34	April 1, 2024	—		—
	—		—		—	—	—	913	(13)	$135,672
	—		11,290		—	—	—	913		$135,672

Carl R. Stealey	—		2,139	(14)	—	$180.60	Nov 13, 2023	—		—
	—		8,287	(5)	—	$154.48	Feb 26, 2024	—		—
	—		—		—	—	—	194	(15)	$28,828
	—		—		—	—	—	680	(9)	$101,048

	—		10,426					874		$129,876

(1)

These stock-settled stock appreciation rights were granted on April 18, 2016 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on April 18, 2017, can be exercised for up to five years from the date of grant and are fully vested.

(2)

These stock-settled stock appreciation rights were granted on February 21, 2017 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 21, 2018, can be exercised for up to five years from the date of grant and are expected to fully vest on February 21, 2020.

(3)

These stock-settled stock appreciation rights were granted on June 30, 2017 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on June 30, 2018, can be exercised for up to five years from the date of grant and are expected to fully vest on June 30, 2020.

(4)

These stock-settled stock appreciation rights were granted on February 27, 2018 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 27, 2019, can be exercised for up to five years from the date of grant and are expected to fully vest on February 27, 2021.

(5)

These stock-settled stock appreciation rights were granted on February 26, 2019 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 26, 2020, can be exercised for up to five years from the date of grant and are expected to fully vest on February 26, 2022.

(6)	These shares of restricted stock were granted on February 21, 2017 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on February 21, 2020.

(7)	These shares of restricted stock were granted on June 30, 2017 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on June 30, 2020.

(8)	These shares of restricted stock were granted on February 27, 2018 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on February 27, 2021.

(9)	These shares of restricted stock were granted on February 26, 2019 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on February 26, 2022.

(10)

These stock-settled stock appreciation rights were granted on February 23, 2016 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 23, 2017, can be exercised for up to five years from the date of grant and are fully vested.

(11)

These stock-settled stock appreciation rights were granted on February 24, 2015 pursuant to our Amended and Restated 2005 Stock Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 24, 2016, can be exercised for up to five years from the date of grant and are fully vested.

(12)

These stock-settled stock appreciation rights were granted on April 1, 2019 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on April 1, 2020, can be exercised for up to five years from the date of grant and are expected to fully vest on April 1, 2022.

(13)	These shares of restricted stock were granted on April 1, 2019 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on April 1, 2022.

(14)

These stock-settled stock appreciation rights were granted on November 13, 2018 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on November 13, 2019, can be exercised for up to five years from the date of grant and are expected to fully vest on November 13, 2021.

(15)	These shares of restricted stock were granted on November 13, 2018 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on November 13, 2021.

2019 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

(a)	(b)(1)	(c)(1)	(d)(2)		(e)(2)

David A. Ciesinski	—	$—	3,108	(3)	$482,517

Douglas A. Fell	6,655 (3)	$1,029,702	860	(3)	$136,172

John B. Gerlach, Jr.	—	$—	1,721	(3)	$272,503

David S. Nagle	—	$—	—		$—

Thomas K. Pigott	—	$—	—		$—

Carl R. Stealey	—	$—	—		$—

(1)

The amounts reported in columns (b) and (c) reflect the exercise during fiscal 2019 of stock-settled stock appreciation rights by the named executive officers. The amounts reported in column (c) were computed using the aggregate number of rights exercised and the closing price of our shares on the respective dates of exercise.

(2)

The amounts reported in columns (d) and (e) reflect the vesting during fiscal 2019 of restricted stock awards for the named executive officers. The amounts reported in column (e) were computed using the number of shares acquired on vesting and the closing price of our shares on the respective date of vesting.

(3)	Shares reported reflect gross shares before tax settlement. A sufficient number of shares were withheld to cover the applicable taxes due upon exercise or vesting.

2019 Pension Benefits

We do not maintain any defined benefit plans or other plans with specified retirement benefits in which our named executive officers participate.

2019 Nonqualified Deferred Compensation Table

This table shows certain information for fiscal 2019 for each of our named executive officers under our DCP.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

(a)	(b)	(c)	(d)	(e)	(f)

David A. Ciesinski	$50,000	—	$2,730	—	$78,022

Douglas A. Fell	$50,000	—	$31,365	—	$645,032

John B. Gerlach, Jr.	$12,500	—	$41,710	—	$828,790

David S. Nagle	$—	—	$—	—	$—

Thomas K. Pigott	$—	—	$—	—	$—

Carl R. Stealey	$25,000	—	$361	—	$25,361

(1)

The amounts reported for our named executive officers in this column are fully reported as part of the salary for each named executive officer in column (c) of the “2019 Summary Compensation Table” above.

(2)	None of the amounts reported for our named executive officers in this column are reported in the “2019 Summary Compensation Table” above.

(3)

The following amounts reported for our named executive officers in this column have been previously reported as compensation in our “Summary Compensation Table” included in prior years’ proxy statements: Mr. Ciesinski, $25,000; Mr. Fell, $176,000; and Mr. Gerlach, $262,500.

For more information about our nonqualified deferred compensation plan, see “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination or Change in Control

Our named executive officers may terminate employment with the Corporation under a number of different scenarios, including retirement, voluntary termination for good reason, voluntary termination without good reason, involuntary termination without cause, involuntary termination for cause, and termination in connection with a change in control, death or disability. Except as discussed below, we generally limit the payments or other forms of compensation that we will provide our named executive officers when their employment with the Corporation is terminated to compensation elements that we provide all our employees upon termination, namely payment of any earned but unpaid salary and accrued but unpaid vacation benefits.

Employment Agreements

We have an employment agreement with Mr. Ciesinski that provides for him to receive certain cash payments and other benefits if his employment is terminated with the Corporation. The terms “cause,” “good reason” and “change in control” are defined under this agreement. Cause generally means the employee’s willful engagement in malfeasance or felonious conduct that in any material respect impairs the reputation, goodwill or business position of the Corporation or involves misappropriation of the Corporation’s funds or other assets. Good reason generally means termination triggered by certain reductions in compensation, duties and responsibility and authority or certain changes in place of employment. Change in control generally means an event reportable by the Corporation on Form 8-K as a change in control and certain significant changes in the ownership of the Corporation’s Common Stock or in the makeup of the Board.

In the event Mr. Ciesinski is terminated by the Corporation without cause, by the Corporation as a result of giving notice of non-extension of the employment agreement, or by Mr. Ciesinski for good reason, then, subject to Mr. Ciesinski signing and not revoking a release of claims against the Corporation, he will receive as severance pay the greater of:

•	continued payment of his base salary for a period of twelve months, plus an amount equal to 80% of his salary in lieu of any annual incentive for the incomplete fiscal year; or

•	the amount due to Mr. Ciesinski under his change in control agreement to the extent any such amount becomes due (see discussion below).

Additionally, in the event Mr. Ciesinski’s termination occurs after the completion of our fiscal year but before the payment of his annual incentive, Mr. Ciesinski will be entitled to payment of his earned but unpaid annual incentive for such completed fiscal year. See further discussion below under “Potential Payments Upon Termination or Change in Control” for more information.

Key Employee Change in Control Agreements

Messrs. Ciesinski, Fell, Nagle, Pigott and Stealey were party to Key Employee Change in Control Agreements with the Corporation in fiscal 2019. These agreements provide for certain cash payments and other benefits if employment is terminated with the Corporation after a change in control. The terms “cause,” “good reason” and “change in control” are defined under these agreements. Cause generally means the employee’s willful engagement in malfeasance or felonious conduct that in any material respect impairs the reputation, goodwill or business position of the Corporation or involves misappropriation of funds or other assets. Good reason generally means termination triggered by certain reductions in compensation, duties and responsibility and authority or certain changes in place of employment. Change in control generally means an event reportable by the Corporation on Form 8-K as a change in control and certain significant changes in the ownership of the Corporation’s Common Stock or in the makeup of the Board.

In the event employment is terminated on or within 12 months following a change in control, either by the Corporation without cause, or by the executive for good reason, the executive would be entitled to a lump sum severance payment equal to the sum of:

•	accrued and unpaid salary, accrued and unpaid annual incentive from any prior completed fiscal year, and a pro-rated portion of annual incentive for the current fiscal year;

•

three times the sum of base salary plus target level annual incentive for the current fiscal year for Mr. Ciesinski; or two times the sum of base salary plus target level annual incentive for the current fiscal year for Messrs. Fell, Nagle, Pigott and Stealey;

•	the sum of any unvested 401(k) balance; plus two times the aggregate matching contributions payable by the Corporation into the executive’s 401(k) account for the last completed calendar year; and

•	continued health, dental, long-term disability and life insurance coverage for two years following the executive’s date of termination.

Equity Based Compensation Plans

Unvested restricted stock granted under our 2015 Omnibus Incentive Plan will vest in full upon a change in control either if it is not assumed by the surviving company or if it is assumed and there is a subsequent qualified termination of employment within 24 months. Unvested stock appreciation rights granted under the 2015 Omnibus Incentive Plan will vest upon a change in control in a pro rata amount based upon the length of time within the vesting period that has lapsed prior to the change in control.

Upon the death or disability (as defined in our equity incentive plans) of a named executive officer, all unvested restricted stock granted to such named executive officer under our equity incentive plans will vest in full. Unvested stock-settled stock appreciation rights granted to our named executive officers under our equity incentive plans are only subject to accelerated vesting upon death for grants that were granted beginning in calendar 2019. Unvested stock-settled stock appreciation rights granted prior to this date are forfeited to the Corporation for no consideration upon the death or disability of a named executive officer unless the named executive officer is retirement-eligible.

Tabular Disclosure. The tables below summarize the estimated amounts of payments or compensation our named executive officers may receive under particular termination scenarios. The amounts shown in this section assume the named executive officer is terminated as of June 30, 2019 and the price per share of our common shares equals $148.60, which was the closing price of our common shares on June 28, 2019, as reported on the Nasdaq Global Select Market. Actual amounts we may pay to any named executive officer upon termination of employment, however, can only be determined at the time of such named executive officer’s actual termination.

David A. Ciesinski. The following table shows the potential payments upon termination under various circumstances for David A. Ciesinski, our President and Chief Executive Officer and President of our specialty foods subsidiary, T. Marzetti Company.

Benefits and Payments Upon Termination	Retirement on 06/30/2019	Termination Without Cause or for Good Reason on 06/30/2019	Termination for Cause or Without Good Reason on 06/30/2019	Termination Subsequent to a Change in Control on 06/30/2019	Termination by Death on 06/30/2019	Termination by Disability on 06/30/2019

Compensation:

Salary (1)	$—	$—	$—	$—	$—	$—

Annual cash incentive compensation	$—	$—	$—	$—	$—	$—

Base salary and average annual incentive compensation lump sum (2)	$—	$1,550,000	$—	$4,650,000	$—	$—

Restricted stock (3)	$—	$1,664,914	$—	$1,664,914	$1,664,914	$1,664,914

Stock appreciation rights (3)	$—	$3,874,448	$—	$2,899,335	$1,398,475	$—

Employee stock ownership plan	$—	$—	$—	$—	$—	$—

Deferred compensation plan	$78,022	$78,022	$78,022	$78,022	$78,022	$78,022

401(k)	$—	$—	$—	$31,292	$—	$—

Benefits and Perquisites:

Health, disability and life insurance (4)	$—	$—	$—	$58,492	$150,000	$150,000	(5)

Total	$78,022	$7,167,384	$78,022	$9,382,055	$3,291,411	$1,892,936

Thomas K. Pigott. The following table shows the potential payments upon termination under various circumstances for Thomas K. Pigott, our Chief Financial Officer and Assistant Secretary.

Benefits and Payments Upon Termination	Retirement on 06/30/2019	Termination Without Cause or for Good Reason on 06/30/2019	Termination for Cause or Without Good Reason on 06/30/2019	Termination Subsequent to a Change in Control on 06/30/2019	Termination by Death on 06/30/2019	Termination by Disability on 06/30/2019

Compensation:

Salary (1)	$—	$—	$—	$—	$—	$—

Annual cash incentive compensation	$—	$—	$—	$—	$—	$—

Base salary and average annual incentive compensation lump sum(6)	$—	$—	$—	$1,620,000	$—	$—

Restricted stock (3)	$—	$135,672	$—	$135,672	$135,672	$135,672

Stock appreciation rights (3)	$—	$—	$—	$—	$—	$—

Employee stock ownership plan	$—	$—	$—	$—	$—	$—

Deferred compensation plan	$—	$—	$—	$—	$—	$—

401(k)	$—	$—	$—	$11,077	$—	$—

Benefits and Perquisites:

Health, disability and life insurance(4)	$—	$—	$—	$10,032	$150,000	$150,000	(5)

Total	$—	$135,672	$—	$1,776,781	$285,672	$285,672

John B. Gerlach, Jr. The following table shows the potential payments upon termination under various circumstances for John B. Gerlach, Jr., our Executive Chairman of the Board.

Benefits and Payments Upon Termination	Retirement on 06/30/2019	Termination Without Cause or for Good Reason on 06/30/2019	Termination for Cause or Without Good Reason on 06/30/2019	Termination Subsequent to a Change in Control on 06/30/2019	Termination by Death on 06/30/2019	Termination by Disability on 06/30/2019

Compensation:

Salary (1)	$—	$—	$—	$—	$—	$—

Annual cash incentive compensation	$—	$—	$—	$—	$—	$—

Base salary and average annual incentive compensation lump sum	$—	$—	$—	$—	$—	$—

Restricted stock (3)	$—	$231,073	$—	$231,073	$231,073	$231,073

Stock appreciation rights (3)	$—	$3,116,588	$—	$3,050,312	$—	$—

Employee stock ownership plan	$2,406,242	$2,406,242	$2,406,242	$2,406,242	$2,406,242	$2,406,242

Deferred compensation plan	$828,790	$828,790	$828,790	$828,790	$828,790	$828,790

401(k)	$—	$—	$—	$—	$—	$—

Benefits and Perquisites:

Health, disability and life insurance	$—	$—	$—	$—	$150,000	$150,000	(5)

Total	$3,235,032	$6,582,693	$3,235,032	$6,516,417	$3,616,105	$3,616,105

Douglas A. Fell The following table shows the potential payments upon termination under various circumstances for Douglas A. Fell, our Transformation Program Officer and former Vice President and Chief Financial Officer.

Benefits and Payments Upon Termination	Retirement on 06/30/2019	Termination Without Cause or for Good Reason on 06/30/2019	Termination for Cause or Without Good Reason on 06/30/2019	Termination Subsequent to a Change in Control on 06/30/2019	Termination by Death on 06/30/2019	Termination by Disability on 6/30/2019

Compensation:

Salary (1)	$—	$—	$—	$—	$—	$—

Annual cash incentive compensation	$—	$—	$—	$—	$—	$—

Base salary and average annual incentive compensation lump sum(7)	$—	$—	$—	$1,553,824	$—	$—

Restricted stock (3)	$—	$335,836	$—	$335,836	$335,836	$335,836

Stock appreciation rights (3)	$—	$649,679	$—	$452,933	$299,578	$—

Employee stock ownership plan	$150,330	$150,330	$150,330	$150,330	$150,330	$150,330

Deferred compensation plan	$645,032	$645,032	$645,032	$645,032	$645,032	$645,032

401(k)	$—	$—	$—	$9,974	$—	$—

Benefits and Perquisites

Health, disability and life insurance(4)	$—	$—	$—	$51,558	$150,000	$150,000	(5)

Total	$795,362	$1,780,877	$795,362	$3,199,487	$1,580,776	$1,281,198

Carl R. Stealey. The following table shows the potential payments upon termination under various circumstances for Carl R. Stealey, President of the Retail Division of our specialty foods subsidiary, T. Marzetti Company.

Benefits and Payments Upon Termination	Retirement on 06/30/2019	Termination Without Cause or for Good Reason on 06/30/2019	Termination for Cause or Without Good Reason on 06/30/2019	Termination Subsequent to a Change in Control on 06/30/2019	Termination by Death on 06/30/2019	Termination by Disability on 06/30/2019

Compensation:

Salary (1)	$—	$—	$—	$—	$—	$—

Annual cash incentive compensation	$—	$—	$—	$—	$—	$—

Base salary and average annual incentive compensation lump sum(8)	$—	$—	$—	$1,360,000	$—	$—

Restricted stock (3)	$—	$129,876	$—	$129,876	$129,876	$129,876

Stock appreciation rights (3)	$—	$—	$—	$—	$—	$—

Employee stock ownership plan	$—	$—	$—	$—	$—	$—

Deferred compensation plan	$25,361	$25,361	$25,361	$25,361	$25,361	$25,361

401(k)	$—	$—	$—	$14,000	$—	$—

Benefits and Perquisites:

Health, disability and life insurance(4)	$—	$—	$—	$29,962	$150,000	$150,000	(5)

Total	$25,361	$155,237	$25,361	$1,559,199	$305,237	$305,237

David S. Nagle. The following table shows the potential payments upon termination under various circumstances for David S. Nagle, Chief Supply Chain Officer for our specialty foods subsidiary, T. Marzetti Company.

Benefits and Payments Upon Termination	Retirement on 06/30/2019	Termination Without Cause or for Good Reason on 06/30/2019	Termination for Cause or Without Good Reason on 06/30/2019	Termination Subsequent to a Change in Control on 06/30/2019	Termination by Death on 06/30/2019	Termination by Disability on 06/30/2019

Compensation:

Salary (1)	$—	$—	$—	$—	$—	$—

Annual cash incentive compensation	$—	$—	$—	$—	$—	$—

Base salary and average annual incentive compensation lump sum(9)	$—	$—	$—	$1,066,224	$—	$—

Restricted stock (3)	$—	$283,232	$—	$283,232	$283,232	$283,232

Stock appreciation rights (3)	$—	$323,651	$—	$185,156	$199,718	$—

Employee stock ownership plan	$—	$—	$—	$—	$—	$—

Deferred compensation plan	$—	$—	$—	$—	$—	$—

401(k)	$—	$—	$—	$5,982	$—	$—

Benefits and Perquisites:

Health, disability and life insurance(4)	$—	$—	$—	$61,534	$150,000	$150,000	(5)

Total	$—	$606,883	$—	$1,602,128	$632,950	$433,232

(1)	Assumes, as of June 30, 2019, the amount of base salary payable to the named executive officers for services rendered during fiscal 2019 has been paid.
(2)

For a termination without cause or for good reason, this amount is equal to the sum of Mr. Ciesinski’s base salary ($775,000) plus 100% of his base salary for the current fiscal year ($775,000) in lieu of any other unpaid bonus at the time of termination, for a total of $1,550,000, pursuant to his Employment Agreement discussed above. For a termination subsequent to a change in control, this amount is equal to three times the sum of Mr. Ciesinski’s base salary ($775,000) plus his target level annual incentive for the current fiscal year ($775,000), for a total of $4,650,000, pursuant to his Change in Control Agreement discussed above.

(3)

Upon a termination by the Corporation without cause or by the grantee for good reason, unvested restricted stock awards and stock appreciation rights vest in full under the 2015 Omnibus Incentive Plan.

(4)

For a termination subsequent to a change in control, this amount is equal to the estimated cost of continued health, dental, long-term disability and life insurance coverage for two years following the date of termination.

(5)	These amounts reflect an assumption that the officer will receive the maximum available disability payment.
(6)

For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Pigott’s base salary ($450,000) plus his target level annual incentive for the current fiscal year ($360,000), for a total of $1,620,000, pursuant to his Change in Control Agreement discussed above.

(7)

For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Fell’s base salary ($431,618) plus his target level annual incentive for the current fiscal year ($345,294), for a total of $1,553,824, pursuant to his Change in Control Agreement discussed above.

(8)

For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Stealey’s base salary ($400,000) plus his target level annual incentive for the current fiscal year ($280,000), for a total of $1,360,000, pursuant to his Change in Control Agreement discussed above.

(9)

For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Nagle’s base salary ($355,408) plus his target level annual incentive for the current fiscal year ($177,704), for a total of $1,066,224, pursuant to his Change in Control Agreement discussed above.

CEO Pay Ratio Disclosure

We identified our median employee from our entire employee population (excluding the CEO) to provide a ratio comparison of the total compensation of Mr. Ciesinski, our CEO, with the total compensation of the median employee for fiscal 2019. In doing so, we annualized the compensation of all full-time and part-time employees. The compensation of our median employee, a worker in one of our manufacturing plants, was determined as of April 30, 2019 in accordance with the methodology and components used in the Summary Compensation Table for the Corporation’s named executive officers. The 2019 total compensation was $40,962 for our median employee and $3,550,532 for Mr. Ciesinski. Based on this determination, the ratio of annual total compensation for Mr. Ciesinski to that of the median employee is estimated to be 87 to 1. The applicable SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies and assumptions and, as a result, our estimated pay ratio may not be comparable to the pay ratios disclosed by other companies.

COMPENSATION OF DIRECTORS

2019 Director Compensation Table

The following table summarizes compensation earned during fiscal 2019 by our nonemployee directors:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	All Other Compensation ($)(3) (g)	Total ($) (h)

James B. Bachmann	$51,250	$—	$1,850	$53,100

Neeli Bendapudi	$101,250	$94,944	$1,850	$198,044

William H. Carter	$106,875	$94,944	$1,850	$203,669

Kenneth L. Cooke	$116,250	$94,944	$1,850	$213,044

Robert L. Fox	$92,500	$94,944	$1,850	$189,294

Alan F. Harris	$106,875	$94,944	$1,850	$203,669

Michael H. Keown	$56,250	$94,944	$—	$151,194

Robert P. Ostryniec	$99,375	$94,944	$1,850	$196,169

Zuheir Sofia	$102,500	$94,944	$1,850	$199,294

(1)	The amounts shown in column (b) represent compensation amounts discussed in the narrative below.

(2)

The amounts reported in column (c) reflect the aggregate grant date fair value of restricted stock received by each of our directors, which was computed in accordance with FASB ASC Topic 718. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2019, those assumptions can be found in footnote 11 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019. The nonemployee directors had restricted stock awards outstanding as of June 30, 2019 for the following number of shares: Dr. Bendapudi, 527; Mr. Carter, 527; Mr. Cooke, 527; Mr. Fox, 527; Mr. Harris, 527; Mr. Keown, 527, Mr. Ostryniec, 527; and Mr. Sofia, 527. Except for Mr. Bachmann, each nonemployee director received a grant of restricted stock for fiscal 2019 as follows: 527 shares on November 14, 2018 under our 2015 Omnibus Incentive Plan. This grant of restricted stock will vest on November 14, 2019.

(3)	The amounts shown in column (g) represent dividends paid on restricted stock awards that vested during fiscal 2019.

Our Compensation Committee reviews the level of compensation of our nonemployee directors on an annual basis. We have historically obtained data from a number of different sources to determine the appropriateness of the current level of compensation for our nonemployee directors, including:

•	publicly available data describing director compensation at companies in our peer group;

•	data collected by our corporate administration; and

•	information obtained directly from other companies.

We compensate our nonemployee directors through a mix of cash and equity-based compensation. Except as noted in the footnotes above, our nonemployee directors received quarterly cash retainers at the following annual rates for fiscal 2019:

•	a retainer of $75,000;

•	$15,000 for the Chair of the Audit Committee;

•	$12,500 for the Chair of the Compensation Committee;

•	$10,000 for the Chair of the Nominating and Governance Committee;

•	$7,500 for service on a committee, including any ad-hoc committee;

•	$20,000 for the Lead Independent Director; and

•	a grant of 527 shares of restricted stock to each nonemployee director, with a market value of approximately $95,000 at the time of the grant.

We also reimburse expenses incurred by our nonemployee directors to attend Board and committee meetings. Directors who are also our employees do not receive cash or equity compensation for services on our Board in addition to compensation payable for their services as employees.

The grant of restricted stock was made on November 14, 2018 pursuant to the terms of our 2015 Omnibus Incentive Plan. The restricted stock vests one year from the grant date, or earlier upon a change in control of the Corporation, or the death or disability of the recipient. Dividends on the shares of restricted stock are held in escrow until the shares vest. The value of the grant was determined based on the recommendation of the Compensation Committee of an annual grant of restricted stock with a market value of approximately $95,000.

In 2012, the Board adopted and implemented share ownership guidelines to further align the interests of the Corporation’s independent directors and the Corporation’s shareholders. These were updated in 2016 to require each independent director to own common shares of the Corporation with a value equal to at least four times the annual cash retainer for independent directors. These new requirements were effective beginning in fiscal 2017. Each director to whom this policy applies shall have until the later of five years from the date of adoption of this policy or five years from the date such director became subject to this policy to achieve the applicable guideline level of ownership. All of the Corporation’s independent directors are in compliance with these guidelines.

Equity Compensation Plan Information Table

The following table contains information as of June 30, 2019 regarding the Corporation’s 2015 Omnibus Incentive Plan and the Amended and Restated 2005 Stock Plan:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	86,700	(1)	$128.23	1,253,612
Equity compensation plans not approved by security holders	—		—	—

Total	86,700		$128.23	1,253,612

(1)

This amount assumes outstanding stock-settled stock appreciation rights conversion at the June 28, 2019 closing price of $148.60 for the determination of the number of shares to be issued upon exercise of the rights.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Bendapudi and Messrs. Carter, Cooke, Fox and Sofia served on the Compensation Committee during fiscal 2019. None of the members of the Compensation Committee during fiscal 2019 had at any time been an officer or employee of the Corporation or of any of its subsidiaries. None of the members of the Compensation Committee during fiscal 2019 had any related person transaction with the Corporation required to be disclosed under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Board or Compensation Committee during fiscal 2019 such that the service would constitute an interlock under Item 407(e)(4) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee:

The Compensation Committee has reviewed and discussed the Corporation’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s definitive Proxy Statement on Schedule 14A for the Annual Meeting, which is incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended.

Respectfully submitted,

Zuheir Sofia, Chairperson
Neeli Bendapudi
William H. Carter
Kenneth L. Cooke
Robert L. Fox

PROPOSAL TWO

NON-BINDING VOTE ON THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the 2019 Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2019 Annual Meeting, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” this proposal by executing and returning the enclosed proxy card.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board has determined that this advisory vote of our shareholders should occur annually. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review the “Executive Summary” section, as well as the rest of our Compensation Discussion and Analysis above and the tabular and narrative disclosure that follows the Compensation Discussion and Analysis. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee. The next shareholder advisory vote with respect to the compensation of our executive officers is expected to occur at our 2020 Annual Meeting.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on the Corporation or our Board. However, the Board values the views of the Corporation’s shareholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised solely of nonemployee directors, each of whom has been determined by the Board to be independent under the requirements of Nasdaq and SEC rules. In addition, the Board has determined that Messrs. Carter and Cooke are “financial experts” as defined by SEC rules. The Audit Committee held four meetings during fiscal 2019. The Audit Committee operates under a written charter, which is available on the corporate governance page of the Corporation’s web site at http://www.lancastercolony.com/investors/corporate-governance/governance-documents/default.aspx. Under the charter, the Audit Committee’s responsibilities include:

•	Appointment and oversight of the independent auditor;

•	Approval of the fees and other compensation to be paid to the Corporation’s independent auditor;

•	Pre-approval of all auditing services and permitted non-audit services by the Corporation’s independent auditor;

•	Review of the Corporation’s annual financial statements to be included in the Corporation’s Annual Report on Form 10-K;

•	Oversight of the review and response to complaints made to the Corporation regarding accounting, internal controls and auditing matters;

•	Oversight of the internal audit function; and

•	Review and approval of related party transactions.

Management is responsible for the Corporation’s internal controls and preparing the Corporation’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Corporation’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon and also auditing the effectiveness of internal control over financial reporting and issuing a report thereon. Their audits are performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Corporation’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent registered public accounting firm.

In conducting its oversight function, the Audit Committee discusses with the Corporation’s internal auditors and the Corporation’s independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Corporation’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at the Corporation’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.

The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended June 30, 2019. The Audit Committee has also reviewed and discussed management’s assessment of internal control over financial reporting with management and Deloitte & Touche LLP. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its reports on the Corporation’s annual financial statements, and that the Corporation maintained, in all material respects, effective internal control over financial reporting as of June 30, 2019.

The Audit Committee reviewed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee discussed with Deloitte & Touche LLP their independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence.

Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP, referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended June 30, 2019 in the Corporation’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Kenneth L. Cooke, Chairperson
William H. Carter
Alan F. Harris
Robert P. Ostryniec

PROPOSAL THREE

RATIFICATION OF THE SELECTION OF THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Corporation’s independent auditors since 1961 and audited the consolidated financial statements for the year ended June 30, 2019. The Audit Committee is directly responsible for the appointment of the Corporation’s independent registered public accounting firm and has appointed Deloitte & Touche LLP to audit the Corporation’s financial statements for the year ending June 30, 2020. Although it is not required to do so, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to the Corporation’s shareholders for ratification of its action as a matter of good corporate governance. In the event that Deloitte & Touche LLP is not ratified by the holders of a majority of the shares cast at the Annual Meeting, the Audit Committee will evaluate such shareholder vote when considering the selection of an independent registered public accounting firm to serve as the Corporation’s auditors for the 2021 fiscal year.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2020 by executing and returning the enclosed proxy card.

AUDIT AND RELATED FEES

The following table recaps Deloitte & Touche LLP fees pertaining to the fiscal years ended June 30, 2019 and 2018:

	2019	2018

Audit Fees	$1,362,150	$1,369,750

Audit-Related Fees(1)	$200,000	$310,000

Tax Fees(2)	$80,000	$—

All Other Fees	$—	$—

Total Fees	$1,642,150	$1,679,750

(1)

The 2019 Audit-Related Fees relate to audit-related work primarily associated with the acquisitions of substantially all of the assets of Bantam Bagels, LLC in October 2018 and Omni Baking Company LLC in November 2018. The 2018 fees relate to audit-related work associated with the new revenue recognition guidance, a change that occurred within the Corporation’s reportable segments and assistance in responding to an SEC Comment Letter.

(2)	The 2019 Tax Fees relate to tax analysis and tax method change services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding review and pre-approval of all audit and non-audit services expected to be performed by the Corporation’s independent registered public accounting firm. When considering requests for non-audit services, the Audit Committee evaluates whether the proposed engagement risks compromise the accounting firm’s independence by specifically considering the volume of the proposed non-audit services and whether those non-audit services are likely to cause the accounting firm to function in a management role, to be put in the position of auditing its own work, or to serve in an advocacy role for the Corporation. Absent strong countervailing considerations, the Audit Committee will generally not approve non-audit services if the aggregate fees for non-audit services for the year will exceed the aggregate fees for audit services, audit-related services and tax compliance services for the year. The policy also prohibits the Corporation’s accounting firm from providing certain services described in the policy as prohibited services.

Generally, requests for non-audit services are submitted in writing to the Audit Committee by the Corporation’s officer or employee requesting such services, along with specific supporting information described in the policy. Typically, the Audit Committee will approve non-audit services provided by the accounting firm that are closely related to the audit services, audit-related services and tax compliance services already being provided by the accounting firm, including due diligence services, subject to the fee policy described above. Between Audit Committee meetings, any two Audit Committee members may review and approve requests for non-audit services in accordance with the policy that are budgeted for $50,000 or less, provided that the pre-approval is reported not later than the next meeting of the Audit Committee.

The Audit Committee’s pre-approval policies and procedures for non-audit services are described in the “Statement of Policy of the Audit Committee of Lancaster Colony Corporation Pre-Approval of Engagements With the Independent Registered Public Accounting Firm for Non-Audit Services,” which is attached to the Corporation’s Audit Committee charter as Appendix A. For the fiscal year ended June 30, 2019 all of the services described above were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. John B. Gerlach, Jr. serves as a Director of the Corporation and is the Executive Chairman of the Board. He is the son of Mrs. Dareth A. Gerlach, a beneficial owner of more than five percent of the Corporation’s common stock.

The Corporation’s Audit Committee reviews and approves or ratifies any transaction between the Corporation and a “related person” (as that term is defined under Item 404 of Regulation S-K) that is required to be disclosed under the SEC’s related person transaction rules. In general, the Audit Committee charter provides that, when reviewing related person transactions, the Audit Committee will consider the following:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to the Corporation;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Corporation; and

•	any other matters the Audit Committee deems appropriate.

In the event of any conflict between this related persons transaction policy and any similar policies contained in the Corporation’s Code of Business Ethics, Standards of Conduct or other corporate governance documents, the terms of the related persons transaction policy will control. This related persons transaction policy is contained in the Audit Committee charter, a current copy of which is posted on the corporate governance page of the Corporation’s web site at http://www.lancastercolony.com/investors/corporate-governance/governance-documents/default.aspx.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the Proxy Statement for the 2020 Annual Meeting of Shareholders must be received by the Secretary of the Corporation at its principal executive offices no later than June 11, 2020. In addition, under the advance notice provision of the Corporation’s Amended and Restated Code of Regulations, shareholder proposals will be considered untimely if received by the Secretary of the Corporation less than 60 days or more than 90 days before the 2020 Annual Meeting (or, if less than 75 days’ notice or prior public disclosure of the date of the 2020 Annual Meeting is given or made, not later than the close of business on the 15th day following the day on which such notice or disclosure of the date of the 2020 Annual Meeting is first given or made). The advance notice provisions of our Regulations do not change the deadline noted above for inclusion of shareholder proposals in the Corporation’s Proxy Statement.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other business that will come before the Annual Meeting. Should any other matter requiring the vote of the shareholders arise, the enclosed proxy confers upon the proxy holders discretionary authority to vote the same in respect to the resolution of such other matters as they, in their best judgment, believe to be in the interest of the Corporation. For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Corporation’s Secretary at 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082 or (614) 224-7141 or ir@lancastercolony.com.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, please contact our Corporate Secretary at the above address or telephone number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 13, 2019

This Proxy Statement, the Proxy Card and the Corporation’s 2019 Annual Report to Shareholders, which includes the Corporation’s Annual Report on Form 10-K, are available free of charge at https://materials.proxyvote.com/513847.

By Order of the Board of Directors,

John B. Gerlach, Jr.

Executive Chairman of the Board

October 9, 2019

LANCASTER COLONY CORPORATION c/o BROADRIDGE CORPORATE ISSUER SOLUTIONS, P.O. BOX 1342 BRENTWOOD, NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/12/2019 for shares held directly and by 11:59 P.M. ET on 11/10/2019 for shares held in an ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/12/2019 for shares held directly and by 11:59 P.M. ET on 11/10/2019 for shares held in an ESOP Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. To elect four directors, each for a term that expires in 2022. Nominees For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 01 Barbara L. Brasier 02 David A. Ciesinski 03 Kenneth L. Cooke 04 Alan F. Harris 0000000000 0 2 The Board of Directors recommends you vote FOR proposals 2 and 3. 2 To approve, by non-binding vote, the compensation of the Corporation’s named executive officers. 3 To ratify the selection of Deloitte & Touche, LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2020. NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the the Annual Meeting. For Against Abstain 0000430197_1 R1.0.1.18 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com LANCASTER COLONY CORPORATION Annual Meeting of Shareholders November 13, 2019 1:00 PM This proxy is solicited on behalf of the Board of Directors The shareholder hereby appoints Thomas K. Pigott, Matthew R. Shurte and Dale N. Ganobsik, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LANCASTER COLONY CORPORATION that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, EST on November 13, 2019 at the Lilac Meeting Room at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, OH 43219, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In respect of any other business that may properly come before the Annual Meeting, the proxy holders appointed herein shall have discretionary authority to vote as they, in their best judgement, believe to be in the interest of the Corporation. ESOP Plan Participants: This card also constitutes voting instructions for participants in the Lancaster Colony Corporation Employee Stock Ownership Plan and Trust Agreement (the “ESOP”). Your signature on the reverse side of this card will direct the trustee of the ESOP to vote all the shares of Common Stock of Lancaster Colony Corporation allocated to his or her ESOP account in accordance with your instructions on this card. If no instructions have been received by an ESOP participant, the trustee will vote the shares allocated to that participant’s ESOP account in the same proporation as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares in person at the meeting. Your voting instructions must be received by 11:59 p.m., Eastern Time, on November 10, 2019. The trustee of the ESOP will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. 0000430197_2 R1.0.1.18 Continued and to be signed on reverse side